Exhibit 2.1

Execution Version

PURCHASE AND SALE AGREEMENT

BY AND AMONG

HI-CRUSH CANADA INC., HI-CRUSH CANADA DISTRIBUTION CORP.,

AND FOR THE LIMITED PURPOSES SET FORTH IN SECTION 9.15,

HI-CRUSH PARTNERS LP,

AND

FB INDUSTRIES INC., 6446508 MANITOBA INC.,

THE HENRY AND GLORIA FRIESEN FAMILY TRUST (2013),

TYLER FRIESEN, MAVIS DOELL, TRACY FRIESEN,

HENRY FRIESEN, GLORIA FRIESEN

and JONATHAN DOELL,

AND

JONATHAN DOELL,

IN HIS CAPACITY AS SELLERS’ REPRESENTATIVE

DATED AS OF JULY 19, 2018

i

3.26	Locations	46
3.27	Customers and Suppliers	46
3.28	Investment Intention	47
3.29	Data Privacy	47
3.30	Competition Act (Canada)	47
3.31	Investment Canada Act (Canada)	47
3.32	No Other Representations or Warranties	47

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS		48

4.01	Organization, Good Standing and Qualification	48
4.02	Approval	48
4.03	Third Party Consents; No Violations	48
4.04	Litigation	48
4.05	Brokers and Finders	49
4.06	Issued Units	49

ARTICLE V ADDITIONAL AGREEMENTS		49

5.01	Conduct of Business	49
5.02	Satisfaction of Conditions	50
5.03	Benefits	51
5.04	Tax Matters	51
5.05	Public Announcements	53
5.06	Tax Election	54
5.07	Expenses	54
5.08	Personal Information Privacy	54
5.09	Owned Real Property	55

ARTICLE VI CONDITIONS OF CLOSING		56

6.01	Conditions Applicable to Each Party	56
6.02	Additional Conditions Applicable to Purchaser	56
6.03	Additional Conditions Applicable to the Seller Parties	57

ARTICLE VII TERMINATION		57

7.01	Termination	57
7.02	Purchaser Termination Fee	58
7.03	Notice of Termination; Effect of Termination	59
7.04	Waiver	59

ARTICLE VIII INDEMNIFICATION		59

8.01	Survival	59
8.02	Indemnification by the Seller Parties	60
8.03	Indemnification by the Purchasers	61
8.04	Miscellaneous	62
8.05	Claims	63
8.06	Direct Claims	64
8.07	Escrow	64
8.08	Adjustments to Purchase Price	65

8.09	Sole and Exclusive Remedy	65

ARTICLE IX GENERAL PROVISIONS		65

9.01	Notices	65
9.02	Appointment of the Sellers’ Representative	66
9.03	Further Assurances	68
9.04	Seller Disclosure Schedules	69
9.05	Severability	69
9.06	Entire Agreement	69
9.07	Assignment	69
9.08	Parties in Interest	69
9.09	Governing Law; Venue	69
9.10	Enforcement	70
9.11	Amendments	70
9.12	Counterparts	70
9.13	Interpretation	70
9.14	Jury Trial Waiver	72
9.15	Guaranty	72

Exhibits

Exhibit A - Intangible Assets

Exhibit B - Release

Exhibit C - Non-Competition, Non-Solicitation and Confidentiality Agreement

Exhibit D - Employees who will not be Continuing Employees

Exhibit E - Lockup Agreement

Exhibit F - Net Working Capital Calculation

Exhibit G - Escrow Agreement

Exhibit H - Purchase Order Backlog

Exhibit I - Contingent Consideration

Seller Disclosure Schedules

Section 3.02 – Beneficial Owners

Section 3.03(d) – Subsidiary Agreements

Section 3.06 – Consents

Section 3.07(a) – Financial Statements

Section 3.10 – Litigation

Section 3.12(a) – Material Contracts

Section 3.13 – Real Property

Section 3.14(a) – Employee Benefits

Section 3.15(a) – Employee List

Section 3.18(a) – Patent List

Section 3.18(b) and (c) – Intellectual Property; Software/Domain Names

Section 3.19 – Insurance

Section 3.20(a) – Related Party Transactions

Section 3.20(b) – Related Party Loans

Section 3.21 – Brokers & Finders

Section 3.24 – Assets

Section 3.25(a) – Warranty Claims

Section 3.25(b) – Warranty Policy

Section 3.26 – List of Business Locations

Section 3.27 – Customers and Suppliers

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT, dated as of July 19, 2018 (this “Agreement”), is entered into by and among Hi-Crush Canada Inc., a Delaware corporation (“US Purchaser”), Hi-Crush Canada Distribution Corp., a British Columbia corporation (“Canadian Purchaser”, and together with US Purchaser, the “Purchasers”), and for the limited purposes set forth in Section 9.15, Hi-Crush Partners LP, a Delaware limited partnership (“Hi-Crush”), on the one hand, and FB Industries Inc., a Manitoba corporation (“FB”), 6446508 Manitoba Inc., a Manitoba corporation (“644”, and together with FB, the “Companies” and each, a “Company”), The Henry and Gloria Friesen Family Trust (2013), Tyler Friesen, Mavis Doell, Tracy Friesen, Henry Friesen, Gloria Friesen and Jonathan Doell (the “Sellers” and each, a “Seller”, and together with the Companies, the “Seller Parties” and each, a “Seller Party”), and Jonathan Doell, solely in his capacity as the representative of the Sellers (the “Sellers’ Representative”), on the other hand.

RECITALS

WHEREAS, the Sellers, collectively, are the record holders and beneficial owners of all of the issued and outstanding shares in the capital stock of FB (the “FB Shares”);

WHEREAS, the Sellers, collectively, are the record holders and beneficial owners of all of the issued and outstanding shares in the capital stock of 644, which owns all of the issued and outstanding shares (the “FB USA Shares”) in the capital stock of FB Industries USA Inc., a Texas corporation (“FB USA”), and 99% of the issued and outstanding membership interests (the “Logistics Sold Shares”) in FB Logistics, LLC, a Texas limited liability company (“Logistics” and together with FB USA, the “Subsidiaries” and each, a “Subsidiary”), and FB USA owns the remaining 1% of the issued and outstanding membership interests of Logistics (the collective 100% of the issued and outstanding membership interests of Logistics is referred to herein as the “Logistics Shares”);

WHEREAS, FB carries on the business of designing, manufacturing, marketing and distribution of its proppant storage silos and conveyors and other ancillary equipment for certain industries, including the oilfield industry, and the marketing and distribution of third party equipment bearing the tradenames Convey-all and Schnell (the “FB Business”), FB USA carries on the business of commissioning and servicing equipment used in connection with the FB Business (the “FB USA Business”) and Logistics carries on a logistics business complementary to the FB Business (the “Logistics Business” and together with the FB Business and the FB USA Business, the “Business”);

WHEREAS, as part of the FB Business, FB owns certain goodwill and intellectual property assets, which are set forth on Exhibit A (the “Intangible Assets”);

WHEREAS, FB desires to sell and transfer, and US Purchaser desires to purchase from FB, all of FB’s right, title and interest in and to the Intangible Assets upon the terms and subject to the conditions set forth in this Agreement (the “Intangibles Purchase”);

WHEREAS, following the Intangibles Purchase, 644 desires to sell and transfer, and US Purchaser desires to purchase from 644, all of the FB USA Shares and all of the Logistics Sold Shares upon the terms and subject to the conditions set forth in this Agreement (the “US Share Purchase”);

WHEREAS, following the Intangibles Purchase and US Share Purchase and before the Canadian Share Purchase, FB will distribute to the Sellers all proceeds received from the Intangibles Purchase including by an assignment of the right to receive the Contingent Consideration (as defined in this Agreement) (less an amount necessary to fund the non-refundable Taxes payable by FB on the Intangibles Purchase taking into account the proceeds received on the Intangibles Purchase (including a reasonable value for the Contingent Consideration) and the tax effect of the distribution) (the “Distribution”);

WHEREAS, following the Intangibles Purchase, the US Share Purchase and the Distribution, the Sellers desire to sell and transfer, and Canadian Purchaser desires to purchase from the Sellers, all of the FB Shares upon the terms and subject to the conditions set forth in this Agreement (the “Canadian Share Purchase”);

WHEREAS, following the Intangibles Purchase, the US Share Purchase and the Canadian Share Purchase, Hi-Crush desires to sell and transfer, and the Sellers desire to purchase from Hi-Crush, the Issued Units, the purchase price of which shall come from the proceeds of the Purchase Price (the “Unit Purchase”, and together with the Intangibles Purchase, the US Share Purchase and the Canadian Share Purchase, the “Transactions”);

WHEREAS, each of the Purchasers and the Seller Parties desires to make certain representations, warranties, covenants and agreements in connection with the Transactions and also to prescribe various conditions to the consummation of the Transactions;

NOW THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions set forth herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.01 Definitions.

“644” has the meaning set forth in the preamble of this Agreement.

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For purposes of this definition, “control” (including “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble of this Agreement.

“ASPE” means Canadian Accounting Standards for Private Enterprises, as in force on a given date, as well as policies, procedures and methodology thereunder, as amended from time to time.

“Atlas Conveyor” means the Companies’ and the Subsidiaries’ Atlas conveyor for utilization at oil and gas well sites for well completion and hydraulic fracturing operations.

“Atlas Conveyor Sale” means, without duplication, any of FB’s, a Subsidiary’s or their Affiliate’s initial third-party sale of an Atlas Conveyor under a single purchase order or a group of related purchaser orders.

“Available Cash” means, as of the Effective Time (but excluding the funding of the Purchase Price and any related transactions initiated by the Purchasers), cash and cash equivalents recorded in the consolidated accounts of each Company and each Subsidiary calculated on a consolidated basis in accordance with ASPE (which may be positive or negative balances).

“Business” has the meaning set forth in the recitals of this Agreement.

“Business Day” means any day except a Saturday, Sunday or other day on which a statutory holiday in the State of Texas.

“Canadian Purchaser” has the meaning set forth in the preamble of this Agreement.

“Canadian Share Purchase” has the meaning set forth in the recitals of this Agreement.

“Code” means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder, each as amended from time to time.

“Companies” has the meaning set forth in the preamble of this Agreement.

“Company Debt” means, as of the Effective Time, as to the Companies and the Subsidiaries, calculated on a consolidated basis, (a) all indebtedness (as defined by ASPE) for borrowed money including prepayment or repayment charges except intercompany accounts as between any Company and any Subsidiary; (b) the debt component of any capitalized leases as determined in accordance with ASPE; (c) any obligations evidenced by bonds, debentures, notes, guarantees, letters of credit or other similar instruments; (d) all accrued but unpaid interest, indemnities, premiums, penalties, fees and other obligations related to any of the foregoing; (e) all intercompany accounts owing to Affiliates of the Companies other than the Subsidiaries; and (f) all derivative instruments; provided, however, that any Company Debt that is not incurred until the Closing Time (e.g., costs of unwinding swaps, pre-payment costs, etc.) shall be deemed to be incurred and outstanding as of the Effective Time; provided, further, Company Debt shall not duplicate any current liabilities to the extent reflected in the Final Net Working Capital.

“Consent” means any notice, report, filing, approval, order, authorization, consent, license, permit, qualification or registration or waiver of any of the foregoing, required to be obtained from or made with, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Authority or any other Person.

“Consolidated Group” means any affiliated, combined, consolidated, unitary, or similar group with respect to any Taxes, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated U.S. federal income Tax Returns and any similar group under foreign, state, or local Law.

“Contract” means any written or oral agreement, contract, commitment, understanding, arrangement or other legally binding obligation.

“Distribution” has the meaning set forth in the recitals of this Agreement.

“Earnout Period” means the period commencing on the day after the Closing Date and ending on December 31, 2021.

“Effective Time” means 11:59 p.m. on the Closing Date.

“Employee Benefit Plan” means any employee benefit plans, programs, arrangements and agreements, including (i) all retirement, savings and other pension plans; (ii) all health, insurance, disability and other employee welfare plans; and (iii) all employment, incentive, deferred compensation, equity compensation, perquisites, allowances, severance or termination, change of control, retention, executive compensation or supplemental income arrangement, leave of absence, vacation and other similar plans, programs, practices, agreements or policies, whether or not subject to ERISA, written or unwritten, registered or unregistered, insured or self-insured, or covering one person or more than one person, that are established, sponsored or maintained by a Company or a Subsidiary, with respect to Company Employees, or to which any Company or any Subsidiary, contributes or has an obligation to contribute on behalf of, or has any liability with respect to, the Company Employees.

“Employment Agreements” means, collectively, the employment agreements entered into as of the Closing Date by and between FB and each of Jonathan Doell and Tyler Friesen, and the consulting agreement entered into as of the Closing Date by and between FB and Henry Friesen.

“Enterprise Value” means an amount equal to $60,000,000.

“Environmental Laws” means any applicable Law concerning pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Substances, as such Laws are enacted prior to the Effective Time and are in effect at the Effective Time.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Account” means the account provided for in the Escrow Agreement for the escrowing of the Escrow Amount to secure payment of certain liabilities of the Sellers as set forth in this Agreement.

“Escrow Agent” means ZB, national association, dba Amegy Bank.

“Escrow Agreement” means that certain Escrow Agreement, dated the Closing Date, by and between the Purchasers, the Seller Parties, the Sellers’ Representative and the Escrow Agent, substantially in the form attached hereto as Exhibit G.

“Escrow Amount” means an amount equal to $6,000,000.

“Estimated Net Working Capital Adjustment” means (i) if the Estimated Net Working Capital is greater than or equal to the Target Net Working Capital Minimum and less than or equal to the Target Net Working Capital Maximum, $0, (ii) if the Estimated Net Working Capital is greater than the Target Net Working Capital Maximum, the amount by which the Estimated Net Working Capital is greater than the Target Net Working Capital Maximum, or (iii) if the Estimated Net Working Capital is less than the Target Net Working Capital Minimum, the amount by which the Estimated Net Working Capital is less than the Target Net Working Capital Minimum, in each case, if applicable; provided that any amount which is calculated pursuant to clause (ii) above shall be deemed to be a positive number and any amount which is calculated pursuant to clause (iii) above shall be deemed to be a negative number.

“FB” has the meaning set forth in the preamble of this Agreement.

“FB Business” has the meaning set forth in the recitals of this Agreement.

“FB Shares” has the meaning set forth in the recitals of this Agreement.

“FB Silo System” means, without duplication, any combination of the Companies’ and the Subsidiaries’ silos and Cobra conveyors (or future replacement version of such conveyors) for utilization at oil and gas well sites for well completion and hydraulic fracturing operations.

“FB Silo System Deployment” means, without duplication, FB’s, a Subsidiary’s or their Affiliate’s initial deployment of a FB Silo System for use by a Purchaser or its Affiliate at oil and gas well sites in its well completion and hydraulic fracturing operations; for the avoidance of doubt, any re-deployment of a FB Silo System shall not be counted for purposes of Section 2.09.

“FB Silo System Lease” means, without duplication, FB’s, a Subsidiary’s or their Affiliate’s third-party lease of a FB Silo System.

“FB Silo System Leases and Deployments” means, without duplication, for purposes of Section 2.09, the sum of FB Silo System Deployments and FB Silo System Leases.

“FB Silo System Sale” means, without duplication, FB’s, a Subsidiary’s or their Affiliate’s initial third-party sale of a FB Silo System under a single purchase order or a group of related purchase orders.

“FB USA” has the meaning set forth in the recitals of this Agreement.

“FB USA Business” has the meaning set forth in the recitals of this Agreement.

“FB USA Shares” has the meaning set forth in the recitals of this Agreement.

“Final Net Working Capital Adjustment” means (i) if the Final Net Working Capital is greater than or equal to the Target Net Working Capital Minimum and less than or equal to the Target Net Working Capital Maximum, $0, (ii) if the Final Net Working Capital is greater than the Target Net Working Capital Maximum, the amount by which the Final Net Working Capital is greater than the Target Net Working Capital Maximum, or (iii) if the Final Net Working Capital is less than the Target Net Working Capital Minimum, the amount by which the Final Net Working Capital is less than the Target Net Working Capital Minimum, in each case, if applicable; provided that any amount which is calculated pursuant to clause (ii) above shall be deemed to be a positive number and any amount which is calculated pursuant to clause (iii) above shall be deemed to be a negative number.

“Governmental Authority” means any federal, provincial, state, local or foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof).

“Hazardous Substances” means any toxic or hazardous material or substances; solid wastes, including asbestos, polychlorinated biphenyls, mercury, flammable or explosive materials; radioactive materials, including NORM; and any other chemical, pollutant, contaminant, substance, or waste, including a petroleum or petroleum-derived substance or waste, that is regulated under any Environmental Laws, including any substance that would require remediation, clean-up, or other action if spilled or released.

“Hi-Crush” has the meaning set forth in the preamble to this Agreement.

“Intangible Assets” has the meaning set forth in the recitals of this Agreement.

“Intellectual Property Rights” means all rights in and to the following: (a) patents and patent applications, (b) trademarks, service marks, trade dress, logos and registrations and applications for registration thereof together with all of the goodwill associated therewith, (c) copyrights (registered or unregistered) and registrations and applications for registration thereof, (d) mask works and registrations and applications for registration thereof, (e) trade secrets, inventions (whether patentable or unpatentable and whether or not reduced to practice) and know how, and (f) all software.

“Intangibles Purchase” has the meaning set forth in the recitals of this Agreement.

“IRS” means the U.S. Internal Revenue Service.

“Issued Units” means the number of Units determined by dividing (a) $15,000,000, by (b) the twenty-trading day VWAP for the period ending on and including the trading day immediately prior to the earlier of (i) the Closing Date, and (ii) the date of the public announcement or press release of the Transactions.

“ITA” means the Income Tax Act (Canada), as amended from time to time.

“Knowledge of the Purchaser” means, as to a particular fact or other matter, the actual knowledge of any of Robert Rasmus and Laura Fulton, after a reasonable investigation. There shall be no personal liability on the part of any such designated Persons arising out of any representation or warranty made in this Agreement or any other provisions of this Agreement.

“Knowledge of the Sellers” means, as to a particular fact or other matter, the actual knowledge of any of the Sellers, after a reasonable investigation. There shall be no personal liability on the part of any such designated Person other than a Seller, arising out of any representation or warranty made in this Agreement or any other provisions of this Agreement.

“Law” means any federal, state, provincial, local, municipal, foreign, international, multinational, territorial or other administrative order, constitution, law, ordinance, rule, regulation, requirement, permit, authorization, statute or treaty and any guidance issued thereunder, including any transitional relief or rules provided in connection therewith.

“Licenses” means permits, licenses, certifications, approvals, registrations, consents, authorizations, exemptions and orders required, issued or granted by any Governmental Authority.

“Lien” means any pledge, mortgage, title defect, irregularity or objection, claim, lien, charge, encumbrance, easement, option, encroachment or security interest of any kind or nature.

“Lockup Agreements” means, collectively, the Lockup Agreements, dated as of the Closing Date by and between Hi-Crush and each of the Sellers, in the form attached hereto as Exhibit E.

“Logistics” has the meaning set forth in the recitals of this Agreement.

“Logistics Business” has the meaning set forth in the recitals of this Agreement.

“Logistics Shares” has the meaning set forth in the recitals of this Agreement.

“Logistics Sold Shares” has the meaning set forth in the recitals of this Agreement.

“Loss” means claims, losses, liabilities, damages, judgments, Taxes, interest and penalties, costs and expenses, including reasonable out-of-pocket attorneys’ fees and expenses.

“Material Adverse Effect” with respect to the Companies or the Subsidiaries, or any of them, means any event, change or occurrence or development of a set of circumstances or facts, which, individually or together with any other event, change, occurrence or development, has been or would be reasonably expected to be materially adverse to the Business, assets, condition (financial or otherwise) or results of operations of the Companies and the Subsidiaries, taken together, or on the ability of the Seller Parties, or any of them, to consummate the Transactions; provided, however, that any effect arising from or relating to any action taken by any of the following will be excluded from the definition of “Material Adverse Effect” and from the determination of whether a Material Adverse Effect has occurred: (i) changes in economic or political conditions or the financing, banking, currency or capital markets in general, including material changes in interest rates; (ii) changes in Law, accounting requirements or principles (including ASPE), or any interpretation thereof; (iii) changes affecting industries, markets or geographical areas in which the Companies or the Subsidiaries conduct or plan to conduct the Business; (iv) acts of war, sabotage or terrorism, or any escalation or worsening thereof; (v) the execution of this Agreement or the announcement or pendency of the transactions contemplated by this Agreement; (vi) the consummation of the transactions contemplated by this Agreement; (vii) any action expressly required by this Agreement; or (viii) any failure by the Companies or the Subsidiaries to meet any internal projections or forecasts and seasonal changes in the results of operations of the Companies or the Subsidiaries (it being understood that the underlying cause of any such failure may itself constitute a Material Adverse Effect); provided, further, however, that with respect to the foregoing clauses (i), (ii), (iii) and (iv) above, such event, change or effect will only be excluded to the extent such event, change or effect does not have a disproportionate adverse effect on the Companies or the Subsidiaries, taken as a whole, relative to other comparable companies and entities operating in the industries, markets or geographical areas in which the Business or the Companies or the Subsidiaries operate.

“Net Working Capital” means, as of the Effective Time (but excluding the funding of the Purchase Price and any related transactions initiated by the Purchasers), the current assets (excluding Available Cash, any deferred Tax assets and non-GST Tax refunds) of the Companies and the Subsidiaries, on a consolidated basis, in accordance with ASPE, less the current liabilities (excluding Available Cash, Company Debt and Transaction Expenses) of the Companies and the Subsidiaries, on a consolidated basis, in accordance with ASPE.

“Non-Competition, Non-Solicitation and Confidentiality Agreement” means the Non-Competition, Non-Solicitation and Confidentiality Agreement set forth on Exhibit C, entered into as of the Closing Date, by and among the Purchasers, the Companies and the Sellers.

“Non-US Plans” means each Employee Benefit Plan which provides benefits in respect of any Company Employees located in countries or jurisdictions other than the United States.

“Order” means any award, decision, decree, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by, or any agreement entered into with, any court, administrative agency or any other Governmental Authority or arbitrator.

“Organizational Documents” means the articles of incorporation or formation and bylaws, or similar documents of the applicable party.

“Permitted Liens” means (a) statutory Liens for Taxes, assessments or other charges by Governmental Authorities not yet due and payable as of the Closing Date, (b) mechanics’, materialmen’s, carriers’, workmen’s, warehousemen’s, repairmen’s, landlords’ and similar Liens granted or which arise in the ordinary course of business securing payment not yet due and payable, or securing payment due but not delinquent that will be paid in the ordinary course of business, (c) with respect to Leased Real Property, the interest of a landlord under a lease or a licensor under a license which is disclosed on Section 3.13 of the Seller Disclosure Schedules, (d) with respect to Owned Real Property, caveat nos. 1016911/4 and 1027254/4, and (e) such other Liens or imperfections that, individually or in the aggregate, are not material in amount or do not materially detract from the value of, or materially impair the existing use of, the property affected by such Lien or imperfection.

“Person” means any individual, corporation, partnership, association, trust, unincorporated organization, limited liability company, other entity or Governmental Authority.

“Personal Information” means any factual or subjective information, recorded or not, about an employee, contractor, agent, consultant, officer, director, executive, client, customer, supplier or natural person who is a Seller, or about any other identifiable individual, including any record that can be manipulated, linked or matched by a reasonably foreseeable method to identify an individual, but does not include any business contact information of an individual that is used solely for the purpose of communicating or facilitating communication with said individual in relation to their employment, business or profession.

“Pre-Closing Tax Period” means any Tax period ending on or prior to the Closing Date.

“Preliminary Purchase Price” means an amount equal to (i) the Enterprise Value, plus (ii) the estimated Available Cash as reflected in the Preliminary Purchase Price Statement (which may be a negative number), minus (iii) the estimated Company Debt as reflected in the Preliminary Purchase Price Statement, minus (iv) the Sellers’ Taxes, minus (v) the Transaction Expenses plus (vi) the Estimated Net Working Capital Adjustment (which may be a negative number).

“Proceeding” means any action, arbitration, claim, complaint, criminal prosecution, demand letter, grievance, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding.

“Purchasers” has the meaning set forth in the preamble of this Agreement.

“Release” means the Release set forth on Exhibit B, entered into as of the Closing Date, by each Seller and each director or officer of FB, FB USA or Logistics.

“Representatives” means partners, members, managers, directors, officers, employees, counsel, accountants, financial advisors and consultants of any Person.

“Seller Parties” has the meaning set forth in the preamble of this Agreement.

“Sellers” has the meaning set forth in the preamble of this Agreement.

“Sellers’ Representative” has the meaning set forth in the preamble of this Agreement.

“Sellers’ Taxes” means any and all Taxes: (a) imposed on FB or Subsidiary or for which FB or Subsidiary is liable for any Pre-Closing Tax Period and for the portion of any Straddle Period ending on and including the Closing Date (as determined in Section 5.04(e)), including for greater certainty any non-refundable Taxes payable by FB arising on the Intangibles Purchase after taking into account the Distribution; (b) imposed on FB or Subsidiary as a result of having been a member of a Consolidated Group on or prior to the Closing Date; (c) of any other Person for which FB or Subsidiary is or has been liable as a transferee or successor, by contract, consolidation, merger, conversion, or otherwise; or (d) resulting from or attributable to (i) a breach of any representation or warranty set forth in Section 3.17 (determined without regard to any materiality or Knowledge of the Sellers qualifier or item set forth in the Seller Disclosure Schedules) or (ii) a breach by any Seller or the Sellers’ Representative of any covenant relating to Taxes; provided, however, that Sellers’ Taxes shall not include any Taxes (x) resulting from a breach or default in performance by the Purchasers of any covenant in this Agreement relating to Taxes, or (y) to the extent such Taxes were taken into account as a reduction in the determination of the Final Net Working Capital.

“Shares” means, collectively, the FB Shares, the FB USA Shares and the Logistics Shares.

“Straddle Period” means any Tax year or period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiaries” has the meaning set forth in the recitals of this Agreement.

“Target Net Working Capital” means $0.

“Target Net Working Capital Maximum” means $50,000 greater than Target Net Working Capital.

“Target Net Working Capital Minimum” means $50,000 less that Target Net Working Capital.

“Tax” or “Taxes” means (a) all United States and Canada federal, provincial, state or local taxes, assessments, charges, duties, levies or other similar governmental charges of any nature, including all income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, stamp duty reserve, license, payroll, withholding, ad valorem, value added, alternative minimum, environmental, customs, social security (or similar), unemployment, sick pay, disability, registration and any other taxes, premium, contribution, charge, assessment or duty of any kind whatsoever, whether disputed or not, imposed by or on behalf of or payable to any Governmental Authority, together with all interest, penalties and additions imposed with respect thereto and any interest in respect of such penalties or additions; (b) any liability for the payment of any item described in clause (a) as a result of being a member of a Consolidated Group for any period ending on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local, or foreign Law; (c) any liability for the payment of any item described in clause (a) or (b) as a result of any express or implied obligation to indemnify any Person or as a result of any obligations under any agreements or arrangements with any Person with respect to such item; or (d) any successor or transferee liability for the payment of any item described in clause (a), (b) or (c) of any Person, including by reason of being a party to any merger, consolidation, conversion, or otherwise.

“Tax Return” means any return, declaration, report, form, claim for refund, or information return or statement required or permitted to be filed with any Governmental Authority relating to Taxes, including estimated tax returns, income tax returns, information returns, withholding returns, employment tax returns, and any schedule or attachment thereto or any amendment thereof.

“Transactions” has the meaning set forth in the recitals of this Agreement.

“Transaction Expenses” means any unpaid fees, costs and expenses incurred or subject to reimbursement by the Sellers, FB, the Subsidiaries or any of their Affiliates for which FB or the Subsidiaries are or may become liable, whether accrued for or not, in each case in connection with the Transactions, the negotiation, preparation or execution of this Agreement or the agreements contemplated hereby and the performance or consummation of the Transactions, in each case to the extent unpaid as of the Effective Time, including (i) any fees and expenses of legal counsel and other advisors, counsel, consultants, investment bankers, accountants or auditors of the Sellers, FB or the Subsidiaries, (ii) the aggregate amount of any sale or change of control bonus, transaction fee, termination, severance and other similar payments, in each case that are payable by FB or the Subsidiaries to any Person at, or as a result of, the Closing or in connection with the Transactions, plus, in each case, the employer portion of any payroll Taxes associated therewith, (iii) all brokers’, finders’ or similar fees in connection with the Transactions (including any process run by or on behalf of the Sellers, FB, the Subsidiaries or any of their Affiliates in connection with such transactions), and (iv) any fees payable to the Sellers or their Affiliates pursuant to any sponsor, advisory or indemnification agreement; provided, however, that any Transaction Expenses that are not incurred until the Closing Time (e.g., success based fees/expenses, sale bonuses, legal fees/expenses, etc.) shall be deemed to be incurred and outstanding as of the Effective Time. Transaction Expenses shall specifically exclude (A) any liabilities relating to the Purchasers’ financing of the Purchase Price, whether before or as of the Closing, (B) any expenses that were paid at or before the Effective Time, and (C) any expenses payable by FB or Subsidiaries pursuant to the Escrow Agreement or the Lockup Agreements.

“Transferred Information” means any Personal Information to be disclosed or conveyed to one party hereto or any of its representatives or agents (a “Recipient”) by or on behalf of another party hereto (a “Disclosing Party”) as a result of or in conjunction with the transactions contemplated herein, and includes any Personal Information disclosed to the Recipient prior to the execution of this Agreement.

“Unit Purchase” has the meaning set forth in the recitals of this Agreement.

“Units” means common units representing limited partnership interests in Hi-Crush.

“US Purchaser” has the meaning set forth in the preamble of this Agreement.

“US Share Purchase” has the meaning set forth in the recitals of this Agreement.

“VWAP” means the average of the daily volume weighted average sales price of a Unit on the New York Stock Exchange rounded to the nearest one thousandth of a dollar (as reported by Bloomberg Financial Markets or, if not reported thereby, by another authoritative source reasonably selected by the Purchasers).

“Willful Breach” means a material breach of this Agreement that is a consequence of an omission by, or act undertaken by or caused by, the breaching party intentionally and with the knowledge that such omission or taking or causing of such act would, or would reasonably be expected to, cause such material breach of this Agreement.

1.02 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“Accounting Firm”	Section 2.07(c)

“Backlog Purchase Orders”	Section 2.10(a)

“Basket”	Section 8.02(b)(iii)

“Bond Offering”	Section 6.02(f)

“Canadian Share Purchase Price Amount”	Section 2.03

“Closing”	Section 2.02

“Closing Date”	Section 2.02

“Closing Time”	Section 2.02

“Company Domain Names”	Section 3.18(c)

“Company Employees”	Section 3.15(a)

“Company Financial Statements”	Section 3.07

“Company Intellectual Property Rights”	Section 3.18(a)

“Company Licensed IP Agreements”	Section 3.18(a)

“Company IP Agreements”	Section 3.18(a)

“Company License”	Section 3.11(b)

“Company Licensed Intellectual Property Rights”	Section 3.18(a)

“Company Licensed Software”	Section 3.18(b)

“Company Proprietary Software”	Section 3.18(b)

“Company Software”	Section 3.18(b)

“Contingent Consideration”	Section 2.09(a)

“Continuing Employees”	Section 5.03(a)

“Earnout Notice”	Section 2.09(c)

“Election”	Section 5.06

“Equity Interests”	Section 3.02

“Estimated Net Working Capital”	Section 2.04

“Exchange Act”	Section 4.06(b)

“Final Net Working Capital”	Section 2.07(a)

“Fundamental Representations”	Section 8.01(a)

“Indemnified Party”	Section 8.04(a)

“Indemnifying Party”	Section 8.05(a)

“Interim Balance Sheet”	Section 3.07(a)

“IP Transfer”	Section 2.06(a)(viii)

“Leased Real Property”	Section 3.13(b)

“Material Contracts”	Section 3.12(a)

“Notice of Disagreement”	Section 2.07(b)

“Owned Real Property”	Section 3.13(a)

“Owned Real Property Caveat”	Section 5.09

“Post-Closing Adjustment Statement”	Section 2.07(a)

“Pre-Closing Adjustment Statement”	Section 2.04

“Property Taxes”	Section 5.04(e)(ii)

“Purchase Price”	Section 2.03

“Purchaser Deliverables”	Section 2.06(b)

“Purchaser Indemnified Parties”	Section 8.02(a)

“Purchaser Termination Fee”	Section 7.02(a)

“Real Property Leases”	Section 3.13(c)

“SEC”	Section 4.06(b)

“Securities Act”	Section 4.06(b)

“SEC Documents”	Section 4.06(b)

“Seller Deliverables”	Section 2.06(a)

“Seller Disclosure Schedules”	Article III

“Seller Indemnified Parties”	Section 8.03(a)

“Software Agreements”	Section 3.18(b)

“Subsidiary Shares”	Section 3.03(b)

“Termination Date”	Section 7.01(b)

“Third Party Claim”	Section 8.05(a)

“Transfer Taxes”	Section 5.04(a)

ARTICLE II

PURCHASE PRICE

2.01 Purchase and Sale Obligations.

(a)	On the Closing Date, the Transactions shall be effected at the times set forth below (all at Houston, Texas time):

(i)	at 9:00 a.m., to effect the Intangibles Purchase, FB shall, upon the terms and subject to the conditions set forth in this Agreement, sell, assign, convey, deliver and transfer to US Purchaser, and US Purchaser shall purchase from FB, all of FB’s right, title and interest in and to the Intangible Assets, free and clear of all Liens;

(ii)	at 9:01 a.m., to effect the US Share Purchase, 644 shall, upon the terms and subject to the conditions set forth in this Agreement, sell, assign, convey, deliver and transfer to US Purchaser, and US Purchaser shall purchase from 644, all of 644’s right, title and interest in and to the FB USA Shares and the Logistics Sold Shares, in each case, free and clear of all Liens;

(iii)	at 9:02 a.m., FB shall cause the Distribution to occur in a manner reasonably acceptable to the Purchasers and the Sellers, including applying the necessary amount of the Distribution to redeem 1,000 shares of class K voting preferred stock owned by Henry Friesen, 10,000 shares of class P non-voting preferred stock owned by Henry Friesen, 10,000 shares of class Q non-voting preferred stock owned by Tyler Friesen, 10,000 shares of class R non-voting preferred stock owned by Gloria Friesen and 10,000 shares of class S non-voting preferred stock owned by Tracy Friesen;

(iv)	at 9:03 a.m., to effect the Canadian Share Purchase, the Sellers shall, upon the terms and subject to the conditions set forth in this Agreement, sell, assign, convey, deliver and transfer to Canadian Purchaser, and Canadian Purchaser shall purchase from the Sellers, all of the Sellers’ right, title and interest in and to the FB Shares, free and clear of all Liens; and

(v)	immediately after the US Share Purchase and the Canadian Share Purchase, Hi-Crush shall, upon the terms and subject to the conditions set forth in this Agreement, sell, assign, convey, deliver and transfer to the Sellers, as directed by the Sellers’ Representative, and the Sellers shall purchase from Hi-Crush, the Issued Units.

(b)	Upon the terms and subject to the conditions set forth in this Agreement, each of the Transactions shall be effective as of the time, and in the order, provided in Section 2.01(a), except that the Transactions shall be deemed to be effective as of the Effective Time for the purposes of any representation or warranty given as of the Effective Time and for the purposes of all matters relating to the calculation of the Purchase Price (including Section 2.03, Section 2.04, and Section 2.07 and the definition used therein).

2.02 Closing. Unless this Agreement is terminated and the Transactions are abandoned pursuant to Article VII, and subject to the satisfaction or waiver of the conditions set forth in Article VI, (a) the consummation of the Transactions (the “Closing”) shall occur in the manner described in Section 2.01 on or before August 2, 2018 (such date that the Closing occurs, the “Closing Date”) commencing at 9:00 a.m. and concluding at 9:03 a.m., Houston, Texas time (such time on the Closing Date, the “Closing Time”), by electronic exchange of documents and funds or, if the Sellers’ Representative and the Purchasers otherwise agree, at such location as may be mutually agreed by the Purchasers and the Sellers’ Representative.

2.03 Purchase Price. Upon the terms and subject to the conditions set forth in this Agreement, the aggregate consideration to be paid by the Purchasers in connection with the Transactions shall be an amount equal to (a) the Enterprise Value, plus (b) the Available Cash as reflected in the Post-Closing Adjustment Statement (which may be a negative number), minus (c) the Company Debt as reflected in the Post-Closing Adjustment Statement, minus (d) the Sellers’ Taxes, minus (e) the Transaction Expenses plus (f) the Final Net Working Capital Adjustment (which may be a negative number) plus (g) the Contingent Consideration (which the Parties currently value at $10,000,000) plus (h) a future payment amount in respect of the Backlog Purchase Orders (collectively, the “Purchase Price”), to be allocated $58,000,000 plus the Contingent Consideration for the Intangibles Purchase, $500,000 for the US Share Purchase, and the balance thereof for the Canadian Share Purchase (the “Canadian Share Purchase Price Amount”). The Canadian Share Purchase Price Amount shall be the first monies put into the Escrow Account.

2.04 Pre-Closing Adjustment Statement. At least two Business Days prior to the Closing, the Sellers’ Representative shall prepare and deliver to the Purchasers written good faith estimates, which shall be reasonably acceptable to the Purchasers, setting forth the relevant calculations as of the Effective Time of (a) the Preliminary Purchase Price, (b) the following specific components thereof: (i) the Available Cash, (ii) the Company Debt, (iii) the Net Working Capital (the “Estimated Net Working Capital”), (iv) the Estimated Net Working Capital Adjustment, and (v) the Transactions Expenses (such written estimates, together with reasonable supporting detail demonstrating the basis for the calculation thereof are collectively referred to as the “Pre-Closing Adjustment Statement”). The Pre-Closing Adjustment Statement shall be prepared in accordance with ASPE and using the same accounting methods, policies, practices, principles and procedures with consistent classifications, judgments and methodologies as were used in connection with preparing the Interim Balance Sheet and, for the avoidance of doubt, shall exclude the effects of the Transactions.

2.05 Closing Payments. Subject to the terms and conditions of this Agreement, at the Closing Time:

(a)	the Purchasers shall pay (or cause to be paid by advancing funds to FB) the amount that is necessary to repay and retire any outstanding Company Debt, by wire transfer of immediately available funds to the applicable lenders or other creditors of the Company as set forth in the applicable payoff letters delivered by the Sellers’ Representative to the Purchasers no later than one Business Day prior to the Closing Date;

(b)	the Purchasers shall pay (or cause to be paid by advancing funds to FB) the amount that is necessary to pay the Transactions Expenses in full by wire transfer of immediately available funds to such accounts and in such amounts as designated in writing by the Sellers’ Representative prior to the Closing;

(c)	the Purchasers shall pay (or cause to be paid) the Preliminary Purchase Price as follows:

(i)	the Escrow Amount shall be paid by wire transfer of immediately available funds to the Escrow Agent for deposit into the Escrow Account; and

(ii)	the remainder of the Preliminary Purchase Price shall be paid to the Sellers’ Representative, in his capacity as paying agent (for the benefit of the Seller Parties), allocated among the Seller Parties as the Sellers’ Representative may advise prior to the Closing Date, by wire transfer of immediately available funds in accordance with instructions received from the Sellers’ Representative;

(d)	immediately upon receipt of the Preliminary Purchase Price, the Sellers’ Representative shall pay to Hi-Crush the amount of $15,000,000 in exchange for the Issued Units, by wire transfer of immediately available funds in accordance with instructions received from Hi-Crush; and

(e)	FB shall assign its right to receive the Contingent Consideration, as part of the Distribution, to the Sellers’ Representative, in his capacity as paying agent (for the benefit of the Seller Parties), allocated among the Seller Parties as the Sellers’ Representative may advise prior to the Closing Date.

2.06 Deliveries at Closing.

(a)	At the Closing Time, the Sellers’ Representative shall deliver (or cause to be delivered) to the Purchasers (collectively, the “Seller Deliverables”):

(i)	all certificates representing ownership of the FB Shares and the FB USA Shares, duly endorsed for transfer or with stock powers of attorney acceptable to the Purchasers;

(ii)	a transfer document evidencing the transfer of the Logistics Sold Shares to US Purchaser, duly executed by each party thereto;

(iii)	the Employment Agreements, duly executed by each party thereto other than FB;

(iv)	the Releases, duly executed by each party thereto;

(v)	the Non-Competition, Non-Solicitation and Confidentiality Agreement, duly executed by each party thereto other than the Purchasers;

(vi)	the Lockup Agreements, duly executed by each party thereto other than the Purchasers; and

(vii)	the Escrow Agreement, duly executed by each party thereto other than the Purchasers and the Escrow Agent;

(viii)	an intellectual property assignment transferring the Intangible Assets to US Purchaser (the “IP Transfer”), duly executed by FB;

(ix)	a certificate of the Seller Parties signed by the Sellers’ Representative certifying, as complete and accurate as of the Closing, attached copies of the Organizational Documents of the Companies and the Subsidiaries, certifying and attaching all requisite resolutions or actions of the Seller Parties approving the execution and delivery of this Agreement and the consummation of the Transactions, as available, and certifying to the incumbency and signatures of the officers of the Seller Parties executing this Agreement and any other documents relating to the Transactions;

(x)	a reasonably current certificate of existence or good standing (as applicable) for each Company and Subsidiary issued by the relevant authority of the province or other jurisdiction of incorporation or formation;

(xi)	documentation reasonably satisfactory to the Purchasers authorizing the release of all Liens (other than Permitted Liens) at or prior to Closing;

(xii)	the Consents set forth in Section 3.06 of the Seller Disclosure Schedules;

(xiii)	evidence reasonably satisfactory to the Purchasers that all officers or directors of FB, FB USA and Logistics, in office immediately prior to the Closing Time, have resigned, in writing, from such positions effective as of the Effective Time, except as otherwise requested by the Purchasers; and

(xiv)	each of FB USA and Logistics shall deliver to US Purchaser (a) a notice to the IRS, in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2) dated and executed as of the Closing Date, together with written authorization for US Purchaser to deliver such notice to the IRS on its behalf after the Closing, and (ii) a certification that the FB USA Shares or the Logistics Shares, as applicable, are not “United States real property interests” as defined in Section 897(c) of the Code prepared in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, in each case, in a form reasonably acceptable to US Purchaser for purposes of satisfying US Purchaser’s obligations under Treasury Regulation Section 1.1445-2(c)(3)), and validly executed by a duly authorized officer of FB USA or Logistics, as applicable.

(b)	At the Closing Time, the Purchasers shall deliver (or cause to be delivered) to the Sellers’ Representative (collectively, the “Purchaser Deliverables”):

(i)	the Issued Units to the Sellers, allocated among them as they may advise prior to the Closing Date (such Issued Units to be unregistered and subject to the Lockup Agreements);

(ii)	the Employment Agreements, duly executed by FB;

(iii)	the Non-Competition, Non-Solicitation and Confidentiality Agreement, duly executed by each party thereto other than any Seller Party;

(iv)	the Lockup Agreements, duly executed by each party thereto other than any Seller Party;

(v)	the Escrow Agreement, duly executed by each party thereto other than any Seller Party;

(vi)	the IP Transfer, duly executed by US Purchaser;

(vii)	a certificate signed by an officer of each Purchaser certifying, as complete and accurate as of the Closing, attached copies of the Organizational Documents of the Purchasers, certifying and attaching all requisite resolutions or actions of each Purchaser approving the execution and delivery of this Agreement and the consummation of the Transactions and certifying to the incumbency and signatures of the officers of the Purchasers executing this Agreement and any other documents relating to the Transactions;

(viii)	a reasonably current certificate of existence or good standing (as applicable) for each Purchaser issued by the relevant authority of the province or the jurisdiction of incorporation or formation;

(ix)	the Election, subject to the terms of Section 5.06; and

(x)	an acknowledgment of the assignment of the right to receive the Contingent Consideration.

2.07 Final Net Working Capital Adjustment. The parties hereto hereby covenant and agree that following the Closing, the Preliminary Purchase Price shall be subject to the procedures and adjustments set forth in this Section 2.07 and Section 2.08 in order to determine the final Purchase Price.

(a)

Within 120 days after Closing, the Purchasers shall cause FB to prepare and deliver to the Sellers’ Representative an unaudited statement, setting forth the relevant calculations as of the Effective Time of (a) the Purchase Price and (b) the following specific components thereof: (i) the Available Cash, (ii) the Company Debt, (iii) the Net Working Capital (the “Final Net Working Capital”), (iv) the Final Net Working Capital Adjustment, and (v) the Transactions Expenses (such written estimates, together with reasonable supporting detail demonstrating the basis for the calculation thereof are collectively referred to as the “Post-Closing Adjustment Statement”). For the avoidance of doubt, notwithstanding anything to the contrary contained herein, if, after 120 days of the Closing Date, any accounts receivable that were reflected as a current asset in the calculation of the Estimated Net Working Capital set forth in the Pre-Closing Adjustment Statement have not been collected by FB, then such uncollected accounts receivable, or portion thereof, shall not be deemed to be a current asset for purposes of calculating the Final Net Working Capital. Purchasers and their Affiliates shall use commercially reasonable efforts following the Closing Date to collect accounts receivable reflected as a current asset in the calculation of the Estimated Net Working Capital, and if any such account receivable is uncollected after 120 days of the Closing Date but is later paid, the Purchasers shall pay to the Sellers’ Representative within fifteen (15) days of such collection the amount of such collected receivable. The Post-Closing Adjustment Statement shall be prepared in accordance with ASPE, using the same accounting methods, policies, practices, principles and procedures with consistent classifications, judgments and methodologies as were used in connection with preparing the Interim Balance Sheet, consistent with the calculation of the Net Working Capital set forth in Exhibit F and shall exclude the effects of Transactions. The Seller Parties shall pay one-half of the cost of the preparation of the Post-Closing Adjustment Statement and the Purchasers shall pay one-half.

(b)	During the 15 day period following the Sellers’ Representative’s receipt of the Post-Closing Adjustment Statement, the Sellers’ Representative and his Representatives shall be permitted, upon reasonable request, reasonable access to review all working papers, documents and records used by the Purchasers to prepare the Post-Closing Adjustment Statement during normal business hours and make copies reasonably required of the working papers of the Purchasers relating to the preparation of the Post-Closing Adjustment Statement. In connection with the delivery of any working papers, the Sellers’ Representative and its Representatives, the Companies, the Subsidiaries and their respective accountants shall execute and deliver such customary access and confidentiality agreements, releases, waivers or other documents as may be reasonably requested by the Purchasers. The Post-Closing Adjustment Statement shall become final and binding upon the parties hereto on the 15th day following delivery thereof, except to the extent that the Sellers’ Representative gives a written notice of disagreement with the Post-Closing Adjustment Statement (the “Notice of Disagreement”) to the Purchasers prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted and the dollar amount of such disputed items. If a Notice of Disagreement complying with the preceding sentence is received by the Purchasers prior to the 15th day following delivery of the Post-Closing Adjustment Statement, then the Post-Closing Adjustment Statement (as revised in accordance with clause (x) or (y) below) shall become final and binding on the parties hereto on the earlier of (x) the date the Purchasers and the Sellers’ Representative resolve in writing any difference they have with respect to the matters specified in the Notice of Disagreement or (y) the date all disputed matters are finally resolved in writing by the Accounting Firm.

(c)

During the 15 day period following the delivery of a Notice of Disagreement that complies with the preceding paragraph, the Purchasers and the Sellers’ Representative shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement. During such period each party and its independent auditors shall be permitted to review and make copies reasonably required of (1) the working papers of the other party and, if relevant, the party’s designated independent accountants relating to the preparation of the Post-Closing Adjustment Statement or the Notice of Disagreement and (2) any other supporting documentation relating to the preparation of the Post-Closing Adjustment Statement or the Notice of Disagreement. If, at the end of such 15 day period, the differences as specified in the Notice of Disagreement are not resolved, an independent public accounting firm to be mutually agreed to in writing by both the Purchasers and the Sellers’

Representative (the “Accounting Firm”) shall review and resolve any and all matters which remain in dispute and which are properly included in the Notice of Disagreement. In resolving any such disputed items, the Accounting Firm (x) shall be bound by the provisions of this Section 2.07 and the definitions of Available Cash, Company Debt, Final Net Working Capital, Final Net Working Capital Adjustment and Transactions Expenses, and the definitions included in such definitions, (y) shall be limited in its decision with regard to each disputed item to the maximum amount claimed by the Purchasers or the Sellers’ Representative and the minimum amount claimed by the Purchasers or the Sellers’ Representative regarding such disputed item, and limited to the materials submitted by the Purchasers or the Sellers’ Representative and shall not conduct any independent investigation, and (z) shall limit its review solely to such disputed items and whether the Post-Closing Adjustment Statement has been prepared in accordance with this Section 2.07. The Sellers’ Representative and the Purchasers shall instruct the Accounting Firm to render a decision resolving the matters in dispute within 15 days following the submission of such matters to the Accounting Firm. The decision of the Accounting Firm with respect to such disputed items shall be final and binding upon the Purchasers and the Seller Parties (and precludes the bringing of any Proceeding, other than Proceedings to enforce the Accounting Firm’s decision in accordance with this Agreement) and the Post-Closing Adjustment Statement shall be revised as necessary to reflect the Accounting Firm’s decisions. The fees and disbursements of the Accounting Firm and the reasonable attorneys’ fees and expenses of the Purchasers and the Sellers’ Representative relating to the disputes submitted to the Accounting Firm shall be borne (A) by the Sellers’ Representative (on behalf of the Sellers) in that proportion equal to a fraction (expressed as a percentage), the numerator of which is equal to the disputed amount claimed by the Sellers’ Representative minus the total disputed amount determined by the Accounting Firm, and the denominator of which is equal to the total disputed amount claimed by the Sellers’ Representative minus the amount claimed by the Purchasers and (B) by the Purchasers in that proportion equal to a fraction (expressed as a percentage) equal to one minus the fraction described in clause (A). For example, if (x) the Sellers’ Representative claims that a disputed item should be $5,000,000 and the Purchasers claim that such disputed item should be $4,000,000, (y) the Accounting Firm determines that such disputed item should be $4,600,000 and (z) such fees, disbursements and expenses are $50,000, then (A) the Sellers’ Representative (on behalf of the Sellers) shall pay $20,000 (40%) and (B) the Purchasers shall pay $30,000 (60%).

2.08 Payment of Purchase Price. Immediately after the Post-Closing Adjustment Statement becomes final and binding upon the parties hereto in accordance with Section 2.07, the Purchase Price shall be calculated therefrom. No later than the fifth (5th) Business Day following such final determination of the Purchase Price:

(a)	If the Purchase Price is less than the Preliminary Purchase Price, then the Sellers’ Representative (on behalf of the Sellers) shall pay or cause to be paid to the Purchasers, by wire transfer of immediately available funds (in accordance with wire transfer instructions provided by the Purchasers within two (2) Business Days of the final determination of the Purchase Price), an amount equal to such difference.

(b)	If the Purchase Price is greater than the Preliminary Purchase Price, then the Purchasers shall pay or cause to be paid to the Sellers’ Representative, in its capacity as paying agent (for the benefit of the Sellers), by wire transfer of immediately available funds (in accordance with wire transfer instructions provided by the Sellers’ Representative within two (2) Business Days of the final determination of the Purchase Price), an amount equal to such difference.

(c)	Notwithstanding anything herein to the contrary, failure to make any payment required under this Section 2.08 shall not be subject to the Basket or form part of any maximum indemnification amounts under Article VIII.

2.09 Contingent Consideration.

(a)	Calculation. The Sellers (by way of assignment from FB as part of the Distribution) shall be entitled to receive, and the Purchasers shall be jointly and severally responsible to pay (or cause to be paid), additional consideration for the Intangibles Purchase (all such consideration and amounts, collectively, the “Contingent Consideration”), the aggregate amount of which Contingent Consideration shall be sum of the amounts calculated pursuant to Exhibit I.

(b)	Form and Timing of Payment. Any Contingent Consideration owed to the Sellers (following the assignment by FB to the Sellers as part of the Distribution) pursuant to this Section 2.09 shall be paid by the Purchasers by wire transfer of immediately available funds to the Sellers’ Representative in its capacity as paying agent (for the benefit of the Sellers). The Purchasers shall pay the Sellers’ Representative (on behalf of the Sellers) the accrued and previously unpaid portion of the Contingent Consideration at the end of each calendar quarter after the Closing (commencing with the end of the first full calendar quarter after the Closing).

(c)	Earnout Notice. Within 90 days following the end of each of calendar years 2018, 2019 and 2020, and within 12 months following the end of calendar year 2021, the Purchasers shall deliver or cause to be delivered to the Sellers’ Representative a written statement (an “Earnout Notice”) that sets forth the following information in reasonable detail:

(i)	the total of each FB Silo System Sale, Atlas Conveyor Sale, FB Silo System Lease, or FB Silo System Deployment that occurred during such calendar year and each then current aggregate total during the Earnout Period;

(ii)	the calculation of the Contingent Consideration for each FB Silo System Sale, Atlas Conveyor Sale, FB Silo System Lease or FB Silo System Deployment during such calendar year;

(iii)	the total Contingent Consideration paid to the Sellers’ Representative (on behalf of the Sellers) during such calendar year and the then current aggregate total during the Earnout Period; and

(iv)	the total accrued but unpaid Contingent Consideration.

(d)	Right to Inspect Books and Records; Contingent Consideration Dispute Resolution.

(i)	Section 2.07(b) and Section 2.07(c) of this Agreement shall apply mutatis mutandis to this Section 2.09(d); for the avoidance of doubt, the “Post-Closing Adjustment Statement” shall be read as an “Earnout Notice,” references to “Section 2.07” shall be read as “Section 2.09”, and the Accounting Firm shall be bound by the definitions used in this Section 2.09 (and the definitions included in such definitions).

(ii)	Payment of any amounts that the Purchasers and the Sellers’ Representative (on behalf of the Sellers) determine are owed to one or the other or that the Accounting Firm determines to be owed to the Sellers or the Purchasers, as applicable, pursuant to this Section 2.09(d) shall be paid by wire transfer of immediately available funds within five Business Days after such determination; for the avoidance of doubt, if amounts are owed to the Sellers, the Purchasers shall pay such amounts to the Sellers’ Representative in his capacity as paying agent (for the benefit of the Sellers).

(e)	Offset. The Purchasers shall have the right to withhold and offset against any amount otherwise due to be paid to the Sellers pursuant to this Section 2.09 the amount of any Losses to which any Purchaser Indemnified Party may be entitled under Article VIII (but only after final determination of any such amount due pursuant to Article VIII).

(f)	Tax Treatment. Each Purchaser, FB and each Seller agrees to treat any Contingent Consideration (which the Parties currently value at $10,000,000) paid by the Purchasers to the Sellers pursuant to this Section 2.09 as additional consideration paid in connection with the Intangibles Purchase pursuant to this Agreement for all applicable Tax purposes, and neither any Purchaser, FB nor any Seller shall take a position on any Tax Return or other filings, or its books and records, that is inconsistent with this treatment, unless required by a change of Law effective after the date of this Agreement or a determination of a Governmental Authority that is final; provided, however, that a portion of Contingent Consideration shall be treated as interest under applicable provisions of the Code or other applicable Tax Laws.

(g)	Successors; Transferability; Assignability; Contract Right.

(i)	If either Purchaser sells, transfers, assigns or exchanges the Shares or there is otherwise a change in the control of FB or the Subsidiaries or a change in the control of the US Purchaser, or if any of the US Purchaser, FB or the Subsidiaries sells all or substantially all their assets, or if the US Purchaser sells, licenses, transfers or otherwise disposes of the Intellectual Property Rights for the Atlas Conveyor or FB Silo System, then the applicable entity shall cause such purchaser, assignee, transferee or licensee of the Shares or such assets to assume any executory obligations under this Section 2.09. Unless otherwise agreed between the parties hereto, the Purchasers shall continue to be liable for the Contingent Consideration that accrues after the effective date of such purchase, assignment or transfer.

(ii)	The right to receive the Contingent Consideration (once assigned to the Sellers) is not assignable or transferable and may not be pledged or encumbered by any Seller without the consent of the Purchasers, which consent shall not be unreasonably withheld, provided that:

A.	the Sellers cannot in any event assign, transfer, pledge or encumber the Contingent Consideration in favor of anyone engaged in or concerned with or interested in any business the same or substantially similar to a business carried on by a Purchaser or its Affiliates; and

B.	a Seller, without consent, may assign or transfer the Contingent Consideration to any spouse, child, grandchild of the Seller or to a trust for any such persons.

The right to receive the Contingent Consideration is a contractual right only and does not constitute an equity or ownership interest in FB, the Subsidiaries or the Purchasers or any of their Affiliates. A holder of such contractual right to receive the Contingent Consideration, in such capacity, shall not be deemed to be a stockholder, member or partner of the Purchasers or any of their respective Affiliates, or have the right to vote, notice or any other rights of a stockholder, member or partner. It is not the intention of the parties hereto to create, nor shall this Section 2.09 be deemed or construed to create, a partnership, joint venture or association, or a trust or other fiduciary relationship.

2.10 Payment of Backlog Amounts.

(a)	Canadian Purchaser agrees that, upon payment of the outstanding amounts due pursuant to the purchase orders set forth on Exhibit H (the “Backlog Purchase Orders”), Canadian Purchaser will pay, as an adjustment to the purchase price for the FB Shares, to the Sellers’ Representative in its capacity as paying agent (for the benefit of the Sellers), an amount equal to 73% of the amount of any profits attributable to the Backlog Purchase Orders (after allocation of appropriate overhead costs). Such payment shall be made to the Seller Representative (for the benefit of the Sellers) by wire transfer of immediately available funds within 14 days of receipt of payment of the outstanding amounts due.

(b)	Each Purchaser and each Seller agrees to treat any payment paid by the Purchasers to the Sellers pursuant to this Section 2.10 as additional consideration paid for the Canadian Share Purchase pursuant to this Agreement for all applicable Tax purposes, and neither any Purchaser nor any Seller shall take a position on any Tax Return or other filings, or its books and records, that is inconsistent with this treatment, unless required by a change of Law effective after the date of this Agreement or a determination of a Governmental Authority that is final.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

Except as disclosed in the applicable sections of the disclosure schedules delivered to the Purchasers concurrently with the execution and delivery of this Agreement (the “Seller Disclosure Schedules”), the Seller Parties hereby jointly and severally represent and warrant to Purchasers as of the date hereof and as of the Closing Date, as follows:

3.01 Organization, Good Standing and Qualification. Each of the Companies and the Subsidiaries is a corporation, limited liability company or other legal entity duly incorporated, formed, organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation, as applicable, and each has all requisite corporate or limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted by it. Each of the Companies and the Subsidiaries is qualified to do business and is in good standing as a foreign Person in each jurisdiction where the ownership, leasing or operation of its properties and assets or conduct of its business requires such qualification. None of the Companies or the Subsidiaries is in breach of, default under or in violation of their respective Organizational Documents. The Sellers have made available to the Purchasers copies of each of the respective Organizational Documents of each of the Companies and the Subsidiaries that are true, complete and correct in all respects, as amended, and no amendments thereto are pending. There is no pending or threatened Proceeding for the dissolution, liquidation, insolvency or rehabilitation of any of the Companies and the Subsidiaries. The minute books of each of the Companies and the Subsidiaries have been made available to the Purchasers.

3.02 Capitalization. Section 3.02 of the Seller Disclosure Schedules sets forth a true, correct and complete list of all the record and beneficial holders of all the equity or ownership interests of the Companies and the respective ownership of such holders. The Shares have been duly authorized and validly issued in accordance with all applicable Laws and the applicable Organizational Documents and are fully paid and nonassessable and free of pre-emptive rights.

There are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, profits interests, calls, commitments, conversion rights, agreements, or arrangements of any character (collectively, “Equity Interests”) to which either Company is a party or by which either Company is bound (i) obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, ownership interests or any other equity or interests of the Company or any security convertible or exercisable for or exchangeable into any Shares or any other equity or interests of the Company, or (ii) that gives any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of the Shares or any other equity or interests of the Company. Except as set forth in Section 3.02 of the Seller Disclosure Schedules or as set forth in this Agreement, there are no outstanding contractual obligations of either Company affecting the voting rights of or requiring the repurchase, redemption or disposition of, any Equity Interests in such Company.

3.03 Subsidiaries.

(a)	No Company or Subsidiary has any subsidiaries or owns, directly or indirectly, any capital stock, limited liability company interests, equity or other ownership interest in any Person, other than (i) 644’s ownership of the FB USA Shares and 99% of the Logistics Shares and (ii) FB USA’s ownership of 1% of the Logistics Shares.

(b)	(i) 644 is the registered and beneficial owner of all the FB USA Shares and 99% of the Logistics Shares and (ii) FB USA is the registered and beneficial owner of 1% of the Logistics Shares (clauses (i) and (ii), collectively, the “Subsidiary Shares”).

(c)	The Subsidiary Shares have been duly authorized and validly issued in accordance with all applicable Laws and the applicable Organizational Documents and are fully paid and nonassessable and free of pre-emptive rights. There are no Equity Interests to which a Subsidiary is a party or by which a Subsidiary is bound (i) obligating the Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, ownership interests or any other equity or interests of the Subsidiary or any security convertible or exercisable for or exchangeable into any Subsidiary Shares or any other equity or interests of the Subsidiary, or (ii) that gives any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of the Shares or any other equity or interests of a Subsidiary. There are no outstanding contractual obligations of a Subsidiary affecting the voting rights of or requiring the repurchase, redemption or disposition of, any Equity Interests in a Subsidiary.

(d)	Except as set forth in Section 3.03(d) of the Seller Disclosure Schedules, no Company or Subsidiary is, or has ever been, a partner or participant in any partnership, joint venture, profit sharing arrangement or other similar association of any kind and is not, and has never been, a party to any agreement under which it agrees or agreed to carry on any part of a business or any other activity in such manner or by which it agrees or agreed to share any revenue or profit with another Person (other than another Company or Subsidiary).

3.04 Ownership.

(a)	The Sellers are the registered and beneficial owners of all of the FB Shares, free and clear of any Liens, and upon the consummation of the Transactions, the Canadian Purchaser will acquire title to all of the FB Shares free of any Liens.

(b)	The Sellers are the registered and beneficial owners of all of the issued and outstanding shares in the capital stock of 644, free and clear of any Liens.

(c)	644 and FB USA are the registered and beneficial owners of their respective interests in the Subsidiary Shares, free and clear of any Liens, and upon consummation of the Transactions, the US Purchaser will acquire title to all of the Subsidiary Shares free of any Liens.

(d)	There are no voting trusts or agreements, pooling agreements, unanimous shareholder agreements, other shareholder agreements, proxies or other agreements or understandings in effect with respect to the ownership, voting or transfer of the FB Shares, the issued and outstanding shares in the capital stock of 644 or the Subsidiary Shares.

3.05 Authority; Approval. The Seller Parties have the requisite power and authority, and if such Seller Party is an individual, competence and capacity, to execute, deliver and perform their respective obligations under this Agreement and the agreements contemplated hereby to which such Seller Party is a party and to consummate the Transactions. The execution, delivery and performance of this Agreement and the agreements contemplated hereby to which such Seller Party is a party and the consummation of the Transactions have been duly and validly authorized by all necessary action, and no other action is necessary to duly authorize the execution and delivery of this Agreement and the agreements contemplated hereby to which such Seller Party is a party and to consummate the Transactions. This Agreement and the agreements contemplated hereby to which such Seller Party is a party have been duly and validly executed and delivered by each of the Seller Parties and, assuming that this Agreement constitutes a legal, valid and binding obligation of the Purchasers, constitutes a legal, valid and binding obligation of each of the Seller Parties, enforceable against the each of the Seller Parties in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

3.06 Third Party Consents; No Violations.

(a)	Except as set forth in Section 3.06 of the Seller Disclosure Schedules, no Consent is required by either of the Companies, or by a Subsidiary or by the Sellers with any Governmental Authority or any other Person in connection with the execution, delivery or performance of this Agreement by the Seller Parties and the consummation by the Seller Parties of the Transactions.

(b)	The execution, delivery and performance of this Agreement and the agreements contemplated hereby to which such Seller Party is a party by the Seller Parties does not, and the consummation by the Seller Parties of the Transactions will not, constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of any Company or Subsidiary, or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination or default under, the creation or acceleration of any obligations, right to modify, cancel or terminate under or the creation of a Lien on any of the properties or assets of a Seller, a Company, or a Subsidiary pursuant to (x) any Material Contract binding upon the Sellers, or any of them, any Company or Subsidiary, or (y) any Law to which the Sellers, Companies or Subsidiaries are subject.

3.07 Company Financial Statements.

(a)	The Sellers have made available to the Purchasers true, correct and complete copies of the financial statements of the Companies and the Subsidiaries described in Section 3.07(a) of the Seller Disclosure Schedules for (i) the fiscal years ended November 30, 2015, November 30, 2016 and November 30, 2017, and (ii) the unaudited balance sheet as of June 30, 2018 (the “Interim Balance Sheet”) and the corresponding statements of operations and cash flows for the three fiscal-month period (collectively, clauses (i) and (ii), the “Company Financial Statements”).

(b)	The Company Financial Statements of each of the Companies (including, in each case, any related notes thereto) have been prepared in accordance with ASPE applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and the Company Financial Statements of the Subsidiaries are not in accordance with ASPE and are as presented. Each of the Company Financial Statements fairly presents in all material respects the financial condition and results of operations of the Companies and the Subsidiaries, on a consolidated and on a separate basis, as of the respective dates thereof and for the periods indicated.

(c)	The Company Financial Statements are consistent in all material respects with the books and records of the Companies and the Subsidiaries. Such books and records are true, correct and complete in all material respects and no material financial records have been lost or destroyed.

3.08 Absence of Certain Changes. Since November 30, 2017, the Companies and the Subsidiaries have conducted the Business in the ordinary course of business consistent with past practice, and no Material Adverse Effect has occurred, and no event has occurred or circumstance exists that would reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect. Without limiting the generality of the foregoing, since November 30, 2017:

(a)	none of the Organizational Documents of the Companies or the Subsidiaries have been amended;

(b)	except as required by a change in ASPE, there has not occurred any change in accounting methods or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies) by the Companies or the Subsidiaries or any revaluation by the Companies or the Subsidiaries of any of their assets or properties;

(c)	none of the Companies or the Subsidiaries have failed to pay accounts payable or other obligations in accordance with past practices;

(d)	none of the Companies or the Subsidiaries have made any change to, or varied from, its practice with respect to the collection of its accounts receivable;

(e)	except in order to comply with applicable Laws, there has not occurred (i) any increase in or modification of, or promise to increase or modify, the compensation or benefits payable or to become payable by the Companies or the Subsidiaries to its managers, directors, officers, consultants, contractors, or employees, other than annual raises made in the ordinary course of business; or (ii) any termination, establishment, adoption or modification of any Employee Benefit Plan, other than annual renewals made in the ordinary course of business;

(f)	none of the Companies or the Subsidiaries have terminated the employment or engagement of any employee or consultant;

(g)	other than Company Debt, none of the Companies or the Subsidiaries have incurred, created or assumed any Lien on any of its assets or properties, any liability for borrowed money or any liability as guarantor or surety with respect to the obligations of any other Person;

(h)	none of FB or the Subsidiaries have made or revised any Tax election, adopted or changed any Tax accounting method or settled any Tax liability;

(i)	none of the Companies or the Subsidiaries have issued, sold, granted or otherwise disposed of any of its capital stock, membership interests or Equity Interests;

(j)	none of the Companies or the Subsidiaries have declared, set aside or made any distribution with respect to its capital stock, membership interests or Equity Interests (whether in cash or in kind) or redeemed, purchased or otherwise acquired any of its capital stock, membership interests or Equity Interests;

(k)	none of the Companies or the Subsidiaries have sold, leased, transferred, licensed, permitted to lapse, mortgaged, pledged or otherwise disposed of any of its assets, properties, rights or claims other than sales of inventory in the ordinary course of business, or acquired in a single transaction or series of related transactions any business or assets having a value in excess of $100,000 individually or $250,000 in the aggregate;

(l)	none of the Companies or the Subsidiaries have entered into any Contract to make an acquisition (whether by merger, acquisition of capital stock, membership interests, Equity Interests, assets or otherwise) of any business or line of business or any Person;

(m)	none of the Companies or the Subsidiaries have entered into, amended or terminated, or agreed to enter into, amend or terminate any Material Contract, or failed to comply with its obligations under any Material Contract;

(n)	there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of the Companies or the Subsidiaries having an aggregate replacement cost of more than $100,000;

(o)	there has not been any change in Canadian Laws applicable to the Business and, to the Knowledge of the Sellers, there has not been any change in non-Canadian Laws applicable to the Business, (whether implemented, or to the Knowledge of the Sellers, pending or contemplated) that would reasonably be expected to have a Material Adverse Effect;

(p) none of the Companies or the Subsidiaries have waived any material rights in favor of a Company or a Subsidiary, or settled any claims against or in favor of a Company or a Subsidiary or any liabilities or other obligations owing by or to a Company or a Subsidiary other than in the ordinary course of business and which are not in a material amount, either individually or collectively; and

(q)	none of the Companies or the Subsidiaries have agreed, in writing or otherwise, to do any of the foregoing.

3.09 Undisclosed Liabilities.(a) No Company or Subsidiary has any liabilities or obligations whatsoever (whether accrued, absolute, contingent or otherwise) of the type required to be reflected on or reserved against in, or to be disclosed in the notes to, a consolidated balance sheet prepared in accordance with ASPE, and (b) to the Knowledge of the Sellers, no Company or Subsidiary has any liabilities or obligations, in each case, other than liabilities or obligations reflected or reserved against in the Company Financial Statements and included in the calculation of Net Working Capital or included in Company Debt.

3.10 Litigation. Except as set forth on Section 3.10 of the Seller Disclosure Schedules, there are no Proceedings pending or, to the Knowledge of the Sellers, threatened against either Company or either Subsidiary, against any officer or director of any Company or Subsidiary, the Sellers, or any of their respective properties or assets. Neither the Companies, the Subsidiaries, the Sellers, the Business, nor any of their respective properties or assets is subject to any outstanding Order.

3.11 Compliance with Laws; Licenses.

(a)	Each of the Companies and the Subsidiaries is and have at all times been in compliance in all material respects with applicable Laws. None of the Companies or the Subsidiaries has received any currently unresolved notice of any alleged violation of Law or has conducted any internal investigation with respect to any actual, potential, or alleged violation of any Law by any of the Companies, the Subsidiaries, or any director, officer, member, shareholder, manager or employee thereof.

(b)	Each of the Companies and the Subsidiaries have obtained and are in material compliance with all Licenses necessary to conduct the Business as presently conducted (each, a “Company License”). Each Company License is in effect and (i) the continuing validity and effectiveness of each Company License will not be affected by the consummation of the Transactions, (ii) none of the Companies or the Subsidiaries is in material default, and will, with or without notice, the lapse of time or both, become in material default, under any Company License, (iii) there is no Proceeding pending, nor to the Knowledge of the Sellers, threatened, that seeks or that could result in the revocation, cancellation, suspension, failure to renew or adverse modification of any Company License, (iv) to the Knowledge of the Sellers, no material facts or circumstances exist that, with or without notice or lapse of time, would be reasonably likely to result in such Proceeding, and (v) all required filings with respect to Company Licenses have been timely made and all required applications for renewal thereof have been timely filed. No Company License will expire within 60 days after the Closing Date.

3.12 Material Contracts.

(a)	Section 3.12 of the Seller Disclosure Schedules lists all of the following Contracts to which any of the Companies or the Subsidiaries is a party or by which any of its assets or properties is bound (collectively, “Material Contracts”):

(i)	any Contract that by its terms, or that is currently expected to, result in payment or receipt by a Company or by a Subsidiary, of more than $50,000 per annum or more than $100,000 over its remaining term;

(ii)	any Contract concerning a partnership or joint venture;

(iii)	any Contract relating to the acquisition by a Company or Subsidiary of any operating business or the capital stock of any other Person;

(iv)	any Contract for the sale of any of the assets of a Company or of a Subsidiary, (other than inventory in the ordinary course of business) or for the grant to any Person of any preferential rights to purchase any of the assets of a Company or of a Subsidiary;

(v)	any Contract granting any Person a right to acquire any shares of capital stock, membership interests or any Equity Interest in a Company or in a Subsidiary;

(vi)	any Contract relating to the borrowing of money or the extension of credit other than trade credit or trade debt incurred in the ordinary course of business or evidencing Company Debt or securing Company Debt;

(vii)	any Contract containing covenants of a Company or of a Subsidiary not to compete in any line of business or with any Person in any geographical area or that restricts the ability of a Company or of a Subsidiary to conduct business or use any of their respective assets in any geographic region;

(viii)	any Contract for the employment or engagement of any Person on a full-time, part-time, consulting, or other basis;

(ix)	any profit sharing, ownership interest option, ownership interest purchase, ownership interest appreciation, deferred compensation, severance or other plan or arrangement for the benefit of any current or former directors, officers, managers or employees of the Companies or the Subsidiaries (other than those contemplated herein or in connection with the Transactions);

(x)	any Contract for the purchase or sale of real property;

(xi)	transaction bonus Contracts payable in connection with the consummation of the Transactions;

(xii)	any Contract granting a power of attorney, revocable or irrevocable, to any Person for any purpose whatsoever; and

(xiii)	any other Contract that is material to the Business, the operations or financial condition of any Company or Subsidiary or their assets or properties, or otherwise entered into outside the ordinary course of business.

(b)	The Seller Parties have made available to the Purchasers a true, correct and complete copy of each Material Contract (including all exhibits, schedules, attachments and amendments thereto). No Company or Subsidiary is in breach of or default (with or without notice, lapse of time or both) under the material terms of any Material Contract. To the Knowledge of the Sellers, as of the date hereof, no other party to any Material Contract is in breach of or default (with or without notice, lapse of time or both) under the material terms of any Material Contract. Each Material Contract is a valid and binding obligation of a Company or of a Subsidiary, and is in full force and enforceable against a Company or against a Subsidiary as the case may be, in accordance with its terms. To the Knowledge of the Sellers, each Material Contract is a valid and binding obligation of the counterparty(s) thereto and is in full force and enforceable against such counterparty(s) in accordance with its terms. Neither a Company nor a Subsidiary has given or received any notice to terminate, or not renew any Material Contract, or to change the terms of any Material Contract.

3.13 Real Property.

(a)	Owned Real Property. Except as set forth in Section 3.13 of the Seller Disclosure Schedules, none of the Companies or the Subsidiaries owns any real property or is a party to any contracts, agreements or commitments or has any other obligations for the purchase, acquisition, sale or disposition of any real property or the purchase or construction of any buildings or other fixed assets. Section 3.13 of the Seller Disclosure Schedules sets forth a true and complete list of each of the parcels of real property or portions thereof owned by each Company and each Subsidiary, including the correct address and legal description of each such parcel (such parcels of real property, together with all fixtures and improvements thereon, and easements and other rights, privileges, hereditaments and appurtenances pertaining thereto, the “Owned Real Property”). Section 3.13 of the Seller Disclosure Schedules further sets forth a true and complete list of all real property that has been owned by each Company and each Subsidiary during the last five (5) years but is no longer owned by each applicable Company or Subsidiary. With respect to each Owned Real Property, except as set forth in Section 3.13 of the Seller Disclosure Schedules:

(i)	each Company and each Subsidiary has good and indefeasible title to such Owned Real Property set forth beneath its name on Section 3.13 of the Seller Disclosure Schedules, free and clear of any Lien, easement, environmental lien, environmental use restriction, covenant or other restriction, except for Permitted Liens;

(ii)

there are no (A) pending or, to the Knowledge of the Sellers, threatened condemnation Proceedings relating to such Owned Real Property, (B) pending or, to the Knowledge of the Sellers, threatened Proceedings relating to such Owned Real Property or (C) other matters affecting adversely each

Company and each Subsidiary’s ownership or use of the Owned Real Property set forth beneath its name on Section 3.13 of the Seller Disclosure Schedules for the operation of its Business, as conducted on the date hereof, or the value of such Owned Real Property;

(iii)	the Seller Parties have made available to the Purchasers a true, complete and correct copy of each certificate of title by which the applicable Company or Subsidiary acquired each Owned Real Property, and the legal description for such Owned Real Property contained in each such certificate of title describes the applicable Owned Real Property fully and adequately; to the Knowledge of the Sellers, the buildings and improvements thereon may be used as of right under applicable zoning and land use laws and other applicable Laws for the current uses of the Owned Real Property and such buildings and improvements thereon are located within the boundary lines of the described Owned Real Property, are not in violation of current setback requirements, zoning laws or ordinances or other applicable Laws (and neither the applicable Company’s or Subsidiary’s use or occupancy of such Owned Real Property, nor the operation of the Business as currently conducted thereon, nor any property or building or improvement thereon is subject to “permitted non-conforming use” or “permitted non-conforming structure” classifications) and do not encroach on or violate any easement or Lien which may burden the Owned Real Property, the Owned Real Property does not serve any adjoining property for any purpose inconsistent with the current use of the Owned Real Property, and such Owned Real Property is not located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained;

(iv)	there are no leases, subleases, licenses or other Contracts, written or oral, granting to any party or parties (other than any Company or any Subsidiary) the right of use or occupancy of any portion of such Owned Real Property, and no party (other than any Company or any Subsidiary) is in possession of all or any portion of the Owned Real Property under any recorded or unrecorded lease, tenancy at will or otherwise;

(v)	to the Knowledge of the Sellers, there is no violation in any material respect of any covenants, restrictions, Contracts, conditions or zoning ordinances affecting the Owned Real Property;

(vi)	there are no outstanding Contracts, options or rights of first refusal to purchase such Owned Real Property, or any portion thereof or interest therein;

(vii)	there are no Persons (other than any Company or any Subsidiary) in possession of such Owned Real Property, or any portion thereof;

(viii)	all facilities and other improvements located on such Owned Real Property (A) have received all material Licenses required in connection with the ownership or operation thereof, and have been operated and maintained in accordance with all such Licenses and all applicable Laws, ordinances, rules and regulations, and (B) are supplied with utilities and other services necessary for the operation of such facilities and improvements, including gas, electricity, water, telephone, sanitary sewer and storm sewer, all of which services are adequate for the current uses of the Owned Real Property and are provided via public roads or via permanent, irrevocable, appurtenant easements benefiting such Owned Real Property;

(ix)	such Owned Real Property abuts on and has direct vehicular access to a public road or access to a public road and access to such Owned Real Property is provided by paved public right-of-way with adequate curb cuts available;

(x)	no Company or Subsidiary has received notice of any, and, to the Knowledge of the Sellers, there is no, proposed or pending proceeding to change or redefine the zoning classification of all or any portion of such Owned Real Property; and

(xi)	none of the Seller Parties owns any real property or interest therein (including any leasehold interest or the option or other right or obligation to purchase any real property or interest therein) that is contiguous to or adjacent to any boundary of such Owned Real Property.

(b)	Leased Real Property. Section 3.13 of the Seller Disclosure Schedules sets forth a true and complete list of each of the parcels of real property or portions thereof leased or subleased by each Company and each Subsidiary, including the correct address and, as available, legal description of each leased or subleased premises (such parcels of real property, together with all fixtures and improvements thereon, and rights, title and interest of each Company and each Subsidiary in and to the leasehold improvements relating thereto, including security deposits, reserves or prepaid rents paid in connection therewith, and easements and other rights and appurtenances thereto, the “Leased Real Property”). Each Company and each Subsidiary that is a lessee under a Real Property Lease has a valid, binding and enforceable leasehold interest in the applicable Leased Real Property, free and clear of any Liens other than Permitted Liens, and each Real Property Lease is and shall be in full force and effect at Closing. The Leased Real Property and the Owned Real Property together constitute and include all interests in real property that are currently used or held for use in connection with the Business and that are necessary for the continued operation of the Business as currently conducted. No Company or Subsidiary has used, or allowed any other Person to use, any Leased Real Property for any purpose other than the operation of the Business in the ordinary course.

(c)	Real Property Leases. The Seller Parties have made available to the Purchasers true, correct and complete copies of the Contracts related to the leasing of the Leased Real Property by a Company or a Subsidiary, together with all amendments, modifications, supplements, extensions and renewals and notices, if any, thereto and, with respect to any oral agreement relating to the leasing of any of the Leased Real Property, a complete, accurate and reasonably detailed description thereof (the “Real Property Leases”). To the Knowledge of the Sellers, Section 3.13 of the Seller Disclosure Schedules also identifies with respect to each of the Real Property Leases: (i) the identity of the landlord and of the Company or Subsidiary that is the tenant or subtenant thereunder, (ii) the record holder of title to the Leased Real Property, (iii) the term of the Real Property Lease and a description of any renewal or extension rights thereunder, (iv) the square footage of the leased premises, (v) a general description of the permitted use of the Leased Real Property, (vi) the annual or monthly rental payment, as applicable, including both base rental and any additional rental in respect of operating expenses, and all fees (including common area maintenance fees) payable by the applicable Company or Subsidiary pursuant to the Real Property Lease, (vii) the location of the Leased Real Property, including the floor any office is located on, if applicable, and (viii) consent or notice requirements pursuant to the Real Property Lease with respect to a change in control or the Transactions. No Company or Subsidiary has sent or received any material assessments, including threatened or otherwise, general or specific, which has been or is in the process of being levied against any of the Leased Real Property. Each Company and each Subsidiary party to any Real Property Lease has peaceful and undisturbed possession of the Leased Real Property that is leased, subleased, licensed, used or occupied by it under the applicable Real Property Lease. With respect to each Real Property Lease: (1) no Company or Subsidiary is in breach or default under such Real Property Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default by any Company or any Subsidiary or, to the Knowledge of the Sellers, any other party thereto, and the applicable Company or Subsidiary has paid all rent and other amounts due and payable under such Real Property Lease; (2) no Company or Subsidiary has, and none of the Seller Parties have, received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by any Company or Subsidiary or any other party under the Real Property Lease, and to the Knowledge of the Sellers, no other party is in default thereof, and no party to any Real Property Lease has exercised any termination rights with respect thereto; (3) no Company or Subsidiary has subleased, assigned or otherwise granted to any Person the right to use or occupy the Leased Real Property or any portion thereof; (4) no Company or Subsidiary has pledged, mortgaged or otherwise granted a Lien on its leasehold interest in any Leased Real Property; and (5) no Company or Subsidiary has waived, or omitted to take any action in respect of, any of its rights under any Real Property Lease; and (6) except as described in Section 3.13 of the Seller Disclosure Schedules, to the Knowledge of the Sellers, there are no non-disturbance agreements, lessor forbearance agreements, lessor waiver agreements or similar agreements affecting the Real Property Lease.

3.14 Employee Benefits.

(a)	Section 3.14(a) of the Seller Disclosure Schedules sets forth a complete list of all Employee Benefit Plans. The Seller Parties have made available to the Purchasers true, correct and complete copies of the plan documents, and related trusts and services agreements, if applicable, for each Employee Benefit Plan, or for Employee Benefit Plans that do not have formal plan documents, written summaries, of the Employee Benefit Plans.

(b)	None of the Companies, any Subsidiaries or any Person that is or was required to be treated as a single employer with any Company or Subsidiary pursuant to Section 414 of the Code or Section 4001(b)(1) of ERISA maintains or contributes to or has maintained or had any obligation to contribute to during the six-year period preceding the Closing Date any Employee Benefit Plans applicable to employees located in the United States.

(c)	Each Non-US Plan (i) has been established, maintained and administered in material compliance with its terms and applicable Law, (ii) is either fully funded or a fully insured plan or does not require funding or insurance, and (iii) if required, has been funded with timely contributions in all material respects as required by applicable Law and all liabilities thereunder have been properly accrued. There are no Proceedings pending (other than routine claims for benefits) or, to the Knowledge of the Sellers, threatened in writing with respect to any Non-US Plan.

3.15 Labor and Employment Matters.

(a)	Section 3.15(a) of the Seller Disclosure Schedules sets forth a list of all of the employees of the Companies and the Subsidiaries as of the date hereof (the “Company Employees”) and, with respect to each Company Employee, his or her: (i) principal job location, (ii) job title, (iii) hire date, (iv) full or part-time status, (v) annualized salary or hourly rate of pay, for the past three years, vacation entitlement and accrual, and details of any further compensation for which they are eligible (including overtime pay), and (vi) disclose whether the employee is on any leave of absence (and, if so, the nature of that leave of absence). To the Knowledge of the Sellers, on the date of this Agreement, no officer, or employee plans to terminate employment with a Company or a Subsidiary during the next six (6) months except as set forth in Section 3.15(a) of the Seller Disclosure Schedules.

(b)	No Company or Subsidiary is a party to or bound by any collective bargaining agreement, letter of understanding, letter of intent or other written communication with any trade union or association that may qualify as a trade union, nor has it experienced any strike or grievance, claim of unfair labor practices, or other collective bargaining dispute within the past three (3) years. To the Knowledge of the Sellers, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of a Company or of a Subsidiary.

(c)	Each Company and Subsidiary is in compliance in all material respects with all applicable Laws respecting employment, including employment standards, occupational safety and health, workers compensation, human rights and unfair labor practices. Within the past twenty-four (24) months, no Company or Subsidiary has implemented any plant closing or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, The Employment Standards Code (Manitoba), or any similar foreign, state, provincial or local Law. None of the Companies or Subsidiaries is subject to any settlement agreement, conciliation agreement, letter of commitment, deficiency letter or consent decree with any present or former employee, consultant or applicant for employment, labor union or other employee representative, or any Governmental Authority or arbitrator relating to claims of employment standards violations, unfair labor practices, employment discrimination, or other claims with respect to employment and labor practices and policies, and no Governmental Authority or arbitrator has issued a judgment, order, decree, injunction, decision, award, assessment, penalty, fine, charge or finding with respect to the employment and labor practices or policies of the Companies or the Subsidiaries that would be a Material Adverse Effect. There is no pending or, to the Knowledge of the Sellers, threatened Proceeding with respect to the employment or labour practices or policies of the Companies or the Subsidiaries. Except as set forth on Section 3.15 of the Seller Disclosure Schedules, at all times prior to this Agreement, each of the Companies and Subsidiaries was in material compliance with the employment verification provisions (including the paperwork and documentation requirements) and the anti-discrimination provisions of the Immigration Reform and Control Act of 1986.

3.16 Environmental Matters.

(a)	Each Company and each Subsidiary is in compliance with and has always been in compliance in all material respects with all applicable Environmental Laws.

(b)	Each Company and each Subsidiary has obtained and maintains and is in compliance with all Licenses required by Environmental Laws for the conduct of its business as conducted at the Effective Time.

(c)	Except with respect to matters that have been settled or resolved, no Company or Subsidiary has received any notice, report or other information regarding any violation of Environmental Laws or any liabilities, including any investigatory, remedial or corrective obligations, arising under Environmental Laws, relating to a Company or relating to a Subsidiary.

(d)	There are no Proceedings pending or, to the Knowledge of the Sellers, threatened against a Company or against a Subsidiary pursuant to any Environmental Laws.

(e)	No Company or Subsidiary is subject to any outstanding Order pursuant to any Environmental Laws.

(f)	To the Knowledge of the Sellers, no Company or Subsidiary has released any Hazardous Substance in an amount or concentration that is required by Environmental Laws to be reported, investigated or remediated by a Company, a Subsidiary or by a third party.

(g)	To the Knowledge of the Sellers, there are no Hazardous Substances in excess of allowable limits or quantities under applicable Environmental Laws or that are required by Environmental Laws to be reported, investigated or remedied by a Company, a Subsidiary or a third party, on or in any of the Owned Real Property or Leased Property or on or in any real property occupied by a Company or by a Subsidiary now or in the past.

3.17 Taxes.

(a)	All Tax Returns required to be filed by or with respect to FB and each Subsidiary has been timely filed, and all such Tax Returns are true, correct, and complete in all material respects.

(b)	All Taxes owed by or with respect to FB or any Subsidiary (whether or not shown on any Tax Return) have been timely paid in full, and no unsatisfied deficiency, delinquency, or default for any Tax has been claimed, assessed against, or, to the Knowledge of the Sellers, proposed, threatened by any Governmental Authority with respect to FB, any Subsidiary, or the assets or properties of FB or any Subsidiary, nor has FB, any Subsidiary or any Seller received notice of any such deficiency, delinquency, or default.

(c)	Except with respect to Taxes not yet due and payable, (i) there are no Liens for unpaid Taxes of or with respect to FB or any Subsidiary or any assets or properties of FB or any Subsidiary, and (ii) no claim for unpaid Taxes has been made by any Governmental Authority that could give rise to any such Lien.

(d)	There are no Proceedings or audits pending against or with respect to any liability of FB or any Subsidiary for Taxes, and to the Knowledge of the Sellers, no such Proceeding or audit is proposed or threatened.

(e)	Neither FB nor any Subsidiary has waived any federal, state, local, or foreign statute of limitations with respect to, or granted any extension of a period for the assessment of, any Tax, and no extension or waiver of time within which to file any Tax Return of, or applicable to, FB or any Subsidiary or assets or properties of FB or any Subsidiary has been granted or requested which has not since expired.

(f)	No claim has ever been made by any Governmental Authority in a jurisdiction where FB or any Subsidiary has not filed a Tax Return that FB or such Subsidiary was required to file such a Tax Return with that Governmental Authority or was or may be subject to taxation by such Governmental Authority for Taxes that would be covered by such Tax Return. FB is not currently, and has never been, subject to Taxes in any jurisdiction outside of Canada. No Subsidiary has any operations outside of the United States, and no Subsidiary is currently, and has never been, subject to Taxes in any jurisdiction outside of the United States.

(g)	Neither FB nor any Subsidiary has since the date of the Interim Balance Sheet (i) made or revoked any material election in respect of Taxes, (ii) changed any accounting method in respect of Taxes, (iii) prepared any Tax Returns in a manner which is not consistent with its past custom and practice, (iv) filed any amendment to any Tax Return that will increase the Tax liability of FB nor any Subsidiary after the Closing, (v) incurred any liability for Taxes other than in the ordinary course of business, (vi) settled any claim or assessment in respect of Taxes, (vii) consented to the extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes with any Governmental Authority, or (viii) surrendered any right to claim a refund of Taxes.

(h)	Neither FB nor any Subsidiary has agreed to make, nor has FB or any Subsidiary received any notice concerning making, any adjustment under Section 481(a) of the Code (or similar provision of state, local, or foreign Tax Law) by reason of a change in accounting method or otherwise.

(i)	Except for stock or limited liability company interests of a Subsidiary, none of the assets held by FB or any Subsidiary includes any stock, partnership interests, limited liability company interests, legal or beneficial interests or any other equity interests in or of any Person, and none of such assets are subject to any Tax partnership agreement or provisions requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

(j)

Neither FB nor any Subsidiary (i) has entered into any agreement or arrangement with any Governmental Authority that requires FB or any Subsidiary to take any action or refrain from taking any action with respect to Tax matters, (ii) is a party to any agreement with any Governmental Authority with respect to Tax matters that would be terminated or adversely affected as a result of the consummation of the Transactions, (iii) has participated in, does currently participate in, or has liability for the payment of any Tax resulting from a Person’s participation in, any “reportable transaction” as defined in Section 6707A(c) of the Code and within the meaning of Treasury Regulations Section 1.6011-4(b) (and all predecessor Treasury Regulations) or any transaction requiring disclosure under a corresponding or similar provision of state, local, or foreign Tax Law, (iv) is a party to any Tax sharing, allocation, indemnity, or any similar written or unwritten agreement, arrangement, understanding, or practice relating to Taxes, including Taxes pursuant to Section 409A of the Code, or (v) except for a Consolidated Group comprised solely of two or more of any of FB and the Subsidiaries, has ever been a member of a Consolidated Group or has potential liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Tax Law), as a transferee or successor, by contract or otherwise.

(k)	FB and each Subsidiary has withheld or collected and paid over to the appropriate Governmental Authorities all Taxes required by Law to be withheld or collected, including withholding of employment related Taxes and source deduction Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any state, local, or foreign Tax Laws, and FB and each Subsidiary has properly received and maintained any and all certificates, forms, and other documents required by Law for any exemption from withholding and remitting any Taxes.

(l)	Neither FB nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, any taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of (i) any change in method of accounting for a taxable period ending or prior to the Closing Date, (ii) any use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (iii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, (iv) any installment sale or open transaction disposition made on or prior to the Closing Date, (v) any prepaid amount received on or prior to the Closing Date, or (vi) any election under Section 108(i) of the Code (or any corresponding or similar provision of state, local or foreign Tax Law).

(m)	Neither FB nor any Subsidiary has distributed equity interests of another Person, or had its equity interests distributed by another Person, in a transaction that was intended to be governed, in whole or in part, by Section 355 or 361 of the Code.

(n)	Neither FB nor any Subsidiary has been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period described in Section 897(c)(1)(A)(ii) of the Code, and FB has not made the election provided in Section 897(i) of the Code.

(o)	FB and each Subsidiary has disclosed on its Tax Returns all positions taken therein that could reasonably be expected to give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision of state, local, or foreign Tax Law).

(p)	Neither FB nor any Subsidiary is a party to any agreement, contract, arrangement, or plan that has resulted, or could result, individually or in the aggregate, (i) in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code, or (ii) an obligation to indemnify, gross-up, or otherwise compensate any Person, in whole or in part, for any excise tax under Section 4999 of the Code that is imposed on such Person or any other Person.

(q)	Effective as of the date of its formation, Logistics elected to be classified as an associated taxable as a corporation for U.S. federal income tax purposes (and, where applicable, state, local, and foreign Tax purposes), and no election has been filed on or prior to the Closing Date to change such classification for U.S. federal income tax purposes (or, where applicable, state, local, or foreign Tax purposes).

(r)	Complete, correct copies of the Tax Returns for FB and each Subsidiary filed with all applicable government entities for the past three (3) fiscal years have been made available to the Purchasers.

3.18 Intellectual Property; Software.

(a)

Intellectual Property. Section 3.18 of the Seller Disclosure Schedules sets forth a true, correct and complete list of (i) all Intellectual Property Rights invented, owned, developed, authored, or created by the Companies, the Subsidiaries, or by any of them (“Company Intellectual Property Rights”) and the jurisdictions where each Company Intellectual Property Right is registered (if any); (ii) all licensing, franchising or other agreements, contracts or instruments relating to such Company Intellectual Property Rights or under which any Person is obligated to pay or has the right to receive a royalty, license fee or similar payment (“Company IP Agreements”); and (iii) all licensing, franchising or other agreements, contracts or instruments (“Company Licensed IP Agreements”) under which the Companies, the Subsidiaries, or by any of them has obtained the right to use any Intellectual Property Rights of any third party (“Company Licensed Intellectual Property Rights”). Each applicable Company and Subsidiary has all right, title and interest in and to all Company Intellectual Property Rights, and to the Knowledge of the Sellers possesses adequate licenses, assignments or other valid rights to use such Company Intellectual Property Rights and Company Licensed Intellectual Property Rights, free and clear of all Liens, except Permitted Liens. To the Knowledge of the Sellers, each of the Company Intellectual Property Rights is subsisting and is not invalid or unenforceable, in whole or in part. Each applicable Company and Subsidiary has paid all maintenance fees, renewals or expenses related to such Company Intellectual Property Rights. To the Knowledge of the Sellers, neither the use of such Company Intellectual Property Rights nor the conduct of the business of the Companies or the Subsidiaries in accordance with its past practices misappropriates or infringes upon any patent or copyright of any third party or, to the Knowledge of the Sellers, trade name, trade secret, trademark, service mark or other Intellectual Property Rights of any third party. To the Knowledge of the

Sellers, no Person has made, or threatened to make, a claim against any Company or Subsidiary alleging that any Company or Subsidiary has violated, infringed, or otherwise improperly used any Intellectual Property Rights. There are no pending claims, judgments or settlements to be paid by any Company or Subsidiary with respect to any Intellectual Property Rights, and there are no pending claims or litigation relating to any Intellectual Property Rights. To the Knowledge of the Sellers, the Intellectual Property Rights listed in Section 3.18 of the Seller Disclosure Schedules constitute all the intellectual property that is reasonably necessary in the conduct of its business as currently conducted by the Companies and the Subsidiaries, and after the Closing, each Company and each Subsidiary will be able to conduct its business as currently conducted using the Intellectual Property Rights listed in Section 3.18 of the Seller Disclosure Schedules in the same manner as it did prior to the Closing.

(b)	Software. Section 3.18 of the Seller Disclosure Schedules sets forth a true and complete list of: (i) all software owned by each Company or Subsidiary that is material to the business of such Company or Subsidiary (the “Company Proprietary Software”) and (ii) all software (other than Company Proprietary Software) licensed by each Company or Subsidiary that is material to the business of such Company or Subsidiary (the “Company Licensed Software” and, together with the Company Proprietary Software, the “Company Software”) and all licensing, franchising, purchase, development or other Contracts or instruments relating to such Company Software or under which any Person is obligated to pay or has the right to receive a royalty, license fee or similar payment with respect to any Company Software (“Software Agreements”). To the Knowledge of the Sellers, each Company and each Subsidiary has all right, title and interest in and to all Intellectual Property Rights in the Company Proprietary Software. To the Knowledge of the Sellers, each Company and each Subsidiary has developed the Company Proprietary Software through its own efforts and for its own account, and the Company Proprietary Software is free and clear of all Liens except Permitted Liens. To the Knowledge of the Sellers, no Company or Subsidiary has received notice from any third party claiming any right, title or interest in the Company Proprietary Software. To the Knowledge of the Sellers, the use of the Company Proprietary Software does not breach any terms of any Software Agreement or other contract between any Company or Subsidiary and any third party. To the Knowledge of the Sellers, the Company Proprietary Software does not infringe any patent, copyright or trade secret or any other Intellectual Property Rights of any third party. Each Company and each Subsidiary is in compliance with the material terms and conditions of all Software Agreements and other agreements to which it is a party relating to the Company Licensed Software. To the Knowledge of the Sellers, no Company or Subsidiary has granted rights in Company Software to any third party. To the Knowledge of the Sellers, the Company Software owned or licensed by the Companies and the Subsidiaries constitutes all the software that is reasonably necessary in the conduct of their respective businesses as currently conducted by the Companies and the Subsidiaries and, after the Closing, the Companies and the Subsidiaries will be able to conduct their respective businesses as currently conducted using the Company Software in the same manner as they did prior to the Closing.

(c)	Domain Names. Section 3.18 of the Seller Disclosure Schedules sets forth a true and complete list of all domain names and internet addresses owned or used by each Company or Subsidiary (the “Company Domain Names”). To the Knowledge of the Sellers, each Company and each Subsidiary has all right, title and interest in and to all Intellectual Property Rights in its Company Domain Names. Each of the Company Domain Names is registered in the name of the applicable Company or Subsidiary and is free and clear of all Liens. To the Knowledge of the Sellers, no Company or Subsidiary has received notice from any third party claiming any right, title or interest in any Company Domain Name. To the Knowledge of the Sellers, each Company and each Subsidiary is in compliance with the terms and conditions of all registration and other agreements to which it is a party relating to the Company Domain Names.

3.19 Insurance. Section 3.19 of the Seller Disclosure Schedules lists (a) each insurance policy (including, for the avoidance of doubt, workers compensation insurance) maintained by, at the expense of, or for the benefit of a Company or of a Subsidiary with respect to its assets, properties or operations and (b) all pending insurance claims and the claims history under each such insurance policy, including any such former insurance policy. All such insurance policies are in full force and effect, and have been for the last three years, and all premiums due on such insurance policies before the Closing Date have been paid in full. None of the Companies or the Subsidiaries is in breach or default (including any such breach or default with respect to the giving of notice), and, to the Knowledge of the Sellers, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under any such insurance policy. No Company or Subsidiary has received any notice regarding any (i) cancellation, invalidation or reduction in coverage of any insurance policy, (ii) refusal of any coverage or rejection of any claim under any insurance policy or (iii) adjustment in the amount of premiums payable with respect to any insurance policy, and to the Knowledge of the Sellers, no such actions have been threatened. To the Knowledge of the Sellers, such insurance policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Business, and without regard to the Knowledge of the Sellers, are sufficient for compliance in all material respects with all applicable Laws. To the Knowledge of the Sellers, all claims as of the Closing Date that any Seller reasonably believes may be covered by such insurance policies have been properly reported to the insurer as required by said policies, and no insurer on any insurance policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

3.20 Related Party Transactions.

(a)

Section 3.20(a) of the Seller Disclosure Schedules sets forth a list of all existing business relationships (other than employment), Contracts, agreements, obligations and other understandings between a Company or a Subsidiary, on the one hand, and any of its respective security holders (including the Sellers), employees, officers, directors, managers or any Affiliates thereof, on the other hand. No such Person that is an Affiliate is engaged in competition with a Company or with a Subsidiary, and to the Knowledge of the Sellers, no such Person that is not an Affiliate is engaged in competition with a Company or with a Subsidiary. All copies of such Contracts, agreements and obligations have been made available to the Purchasers.

(b)	Except as set forth in Section 3.20(b) of the Seller Disclosure Schedules, at the Effective Time there will be no loans or advances owing by either a Company or by a Subsidiary to the Sellers or any Affiliates or Persons related to the Sellers and none of the Sellers or any Affiliates or Person related to any of them shall owe any loans or advances to a Company or to a Subsidiary. Those loans owed to FB disclosed in Section 3.20(b) of the Seller Disclosure Schedules shall be transferred before the Effective Time by FB to, or pursuant to the discretion of, the Sellers in return for payment of the principal amount owing thereunder at the time of transfer.

3.21 Brokers and Finders. Except as set forth in Section 3.21 of the Seller Disclosure Schedules, no broker, finder, investment banker or other Person is entitled to any brokerage, finder’s, investment banker’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of any Company, Subsidiary or Seller.

3.22 Accounts Receivable; Accounts Payable. All accounts receivable of each Company and each Subsidiary are reflected properly on its books and records, represent valid obligations arising from sales actually made and services actually performed in the ordinary course of business and are fully collectible except to the extent of any reserve contained in the Interim Balance Sheet. None of the accounts receivable has been pledged or assigned to any other Person. No account payable of any of the Companies or the Subsidiaries is more than 30 days past due.

3.23 Inventory. All inventory is of a quality and quantity usable and saleable in the ordinary course of business consistent with past practice, except to the extent of normal spoliation or obsolescence, and inventory that has been written off or written down to fair market value or for which adequate reserves are reflected in the Interim Balance Sheet.

3.24 Assets.

(a)

Each of the Companies and the Subsidiaries has good, clear, record and marketable title to, or a valid leasehold interest in, all of its tangible assets, inventory and properties, free and clear of any and all Liens, other than Permitted Liens, and to the Knowledge of the Sellers, all of the buildings, plants, structures, furniture, fixtures, machinery, equipment, inventory, vehicles and other items of tangible personal property owned, leased or used by the Companies and the Subsidiaries are structurally sound, are in good operating condition and repair and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, inventory, vehicles or other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, inventory, vehicles and other items of tangible personal property owned or leased by the Companies and the Subsidiaries are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets reasonably necessary to conduct the Business as currently conducted. Except for the ownership interest of the landlord under the Real Property Leases with respect to the Leased Property and the interests of Persons under Permitted Liens, no Person, including any Seller or any of their respective Affiliates, has any claim to, or right, title or interest in, any of the buildings, plants, structures, furniture, fixtures, machinery, equipment, inventory, vehicles or other items of tangible personal property owned or leased by the Companies or the Subsidiaries or used by the Companies or the Subsidiaries in the conduct of the Business.

(b)	Section 3.24 of the Seller Disclosure Schedules lists all of the furniture, fixtures, machinery, equipment, vehicles, cranes, rigs and other personal property currently owned or leased by any of the Companies or the Subsidiaries, as of the date hereof, with an individual gross book value in excess of $50,000.

3.25 Warranty Work. There are not, and have not in the last three years been, any outstanding warranty or customer service claims against either Company or either Subsidiary except as set forth in Section 3.25(a) of the Seller Disclosure Schedules. The warranty policy of FB is disclosed in Section 3.25(b) of the Seller Disclosure Schedules. 644 and the Subsidiaries do not have warranty policies.

3.26 Locations. The properties described in Section 3.26 of the Seller Disclosure Schedules are the only properties which a Company or a Subsidiary occupies and from which it carries on business.

3.27 Customers and Suppliers. Section 3.27 of the Seller Disclosure Schedules sets forth a list of the 10 largest customers and the 10 largest suppliers of the Companies and the Subsidiaries, in each case, as measured by the dollar amount of sales or purchases, as applicable, during each of the fiscal years of the Companies and the Subsidiaries ended November 30, 2016, and November 30, 2017, and, in each case, showing the total sales by the Companies and the Subsidiaries to each such customer and the total purchases by the Companies and the Subsidiaries from each such supplier during each such period. None of the Companies and the Subsidiaries or any Seller has received any notice that any of the customers or suppliers listed in Section 3.27 of the Seller Disclosure Schedules has, or intends to (a) cease to purchase or lease products from, or cease its use of the goods or services of, the Companies and the Subsidiaries after the Closing, (b) otherwise terminate or materially reduce or change its purchases or sales, as the case may be, from or to the Companies and the Subsidiaries after the Closing, or (c) change or seek to change the pricing or terms of its relationship with the Companies and the Subsidiaries after the Closing.

3.28 Investment Intention. Each Seller is acquiring the Issued Units for investment for his/her own account and not with a view to, or for sale in connection with, any distribution thereof. Each Seller (either alone or together with his/her advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its respective investment in the Issued Units and is capable of bearing the economic risks of such investments. Each Seller acknowledges that the Issued Units have not been registered under any federal, state or foreign securities Laws, that the Issued Units are subject to further restriction in such Seller’s Lockup Agreement, and that the Issued Units may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under any federal, state or foreign securities Laws or pursuant to an exemption from registration under any federal, state or foreign securities Laws, and is in compliance with the restrictions set forth in such Seller’s Lockup Agreement.

3.29 Data Privacy. To the Knowledge of the Sellers, the Companies and the Subsidiaries have complied with all contracts, standards, privacy policies, laws and regulations applicable to the Companies and the Subsidiaries regarding the collection, use, disclosure, or retention of Personal Information, including any such data privacy Laws, industry security standards (e.g., Payment Card Industry Data Security Standards), consumer protection laws, or agreements with third parties, in every jurisdiction where (a) the Companies and Subsidiaries operate or (b) residents of such jurisdiction have provided Personal Information to the Companies and Subsidiaries. The Companies and the Subsidiaries have not provided or been legally required to provide any notices to data owners in connection with any unauthorized access, use or disclosure of Personal Information.

3.30 Competition Act (Canada). With respect to Part IX of the Competition Act (Canada), the aggregate value of the assets in Canada of the Companies (including the Intangible Assets) is less than ninety two million Canadian dollars (CDN $92,000,000) and the gross revenues from sales in or from Canada from such assets are less than ninety two million Canadian dollars (CDN $92,000,000) in aggregate value, all as determined in accordance with the Competition Act (Canada) and the regulations thereunder.

3.31 Investment Canada Act (Canada). None of the Companies is a “cultural business” within the meaning of the Investment Canada Act (Canada).

3.32 No Other Representations or Warranties. EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS AGREEMENT, THE SELLER PARTIES MAKE NO EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURCHASE, AND IN THE CASE OF FRAUD, ANY OTHER REPRESENTATION OR WARRANTY REGARDING THE COMPANIES OR THE SUBSIDIARIES, THE ASSETS OF THE COMPANIES OR THE SUBSIDIARIES OR THE CONDITION OR OPERATION THEREOF.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

THE PURCHASERS

The Purchasers hereby jointly and severally represent and warrant to the Seller Parties as of the date hereof and as of the Closing Date, as follows:

4.01 Organization, Good Standing and Qualification.US Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted. Canadian Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of British Columbia and has all requisite corporate power and authority to carry on its business as presently conducted.

4.02 Approval. The execution, delivery and performance by each Purchaser of this Agreement, the agreements contemplated hereby to which each Purchaser is a party and the consummation by each Purchaser of the Transactions is within its respective corporate powers, has been duly and validly authorized by all necessary actions on the part of such Purchaser and no other action on the part of such Purchaser is necessary to authorize this Agreement, the agreements contemplated hereby to which such Purchaser is a party or to consummate the Transactions. This Agreement and the agreements contemplated hereby to each Purchaser is a party have been duly and validly executed and delivered by such Purchaser and, assuming that this Agreement constitutes the legal, valid and binding obligation of the Seller Parties, constitutes the legal, valid and binding obligation of such Purchaser, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors rights’ and to general equity principles.

4.03 Third Party Consents; No Violations.

(a)	No Consents are required by the Purchasers with any Governmental Authority or any other Person in connection with the execution, delivery and performance of this Agreement by the Purchasers and the consummation by each Purchaser of its respective obligations herein, except for those that the failure to make or obtain would not reasonably be expected to prevent or materially impair or delay the consummation of the Transactions.

(b)	The execution, delivery and performance of this Agreement and the agreements contemplated hereby to which a Purchaser is a party by such Purchaser and the consummation by it of the Transactions will not, constitute or result in (i) a breach or violation of, or a default under, such Purchaser’s Organizational Documents, or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination or default under, the creation or acceleration of any obligations, right to modify, cancel or terminate under, or the creation of a Lien on any of the properties or assets of such Purchaser pursuant to, any Contract binding upon such Purchaser or any Law to which such Purchaser is subject.

4.04 Litigation. There is no material Proceeding pending or, to the Knowledge of the Purchaser, threatened in writing against the Purchasers that would prevent or materially impair or delay the consummation of the Transactions. Neither Purchaser is subject to or bound by any outstanding Order that would prevent or materially impair or delay the consummation of the Transactions.

4.05 Brokers and Finders. Except for J.P. Morgan Securities LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s, investment banker’s or other fee or commission in connection with the Transactions that would be payable by the Sellers, based upon arrangements made by or on behalf of the Purchasers.

4.06 Issued Units.

(a)	The Issued Units have been duly authorized by Hi-Crush and, when issued and delivered at the Closing in accordance with the terms of this Agreement, will be validly issued and fully paid.

(b)	Since January 1, 2015, Hi-Crush has made all filings with the Securities and Exchange Commission (“SEC”) that it has been required to make under the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, each of which complied as to form, at the time such form, document or report was filed, in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the applicable rules and regulations promulgated thereunder (collectively, the “SEC Documents”). None of the SEC Documents, as of their respective dates, or, if amended, as of the date of such amendment, including any financial statements included in the SEC Documents, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein in light of the circumstances under which they were made, not misleading.

ARTICLE V

ADDITIONAL AGREEMENTS

5.01 Conduct of Business. Except (i) as specifically permitted or required by this Agreement or (ii) as otherwise consented to in writing by the Purchaser during the period from the date hereof to the earlier of the Closing Time or the termination of this Agreement pursuant to Article VII, the Sellers covenant to:

(a)	cause the Companies and the Subsidiaries to conduct the Business in the ordinary course of business;

(b)	cause FB to (i) pay all of its debts and Taxes before they shall become delinquent, subject to good faith disputes over such debts or Taxes, (ii) not to execute any waiver of restrictions on assessment or collection of any material Tax, or settle or compromise any claim regarding any material Tax, without prior written consent of Purchasers, (iii) pay or perform its other obligations under Material Contracts consistent with past practices and policies, and (iv) use commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with its customers, suppliers, distributors, licensors, licensees and others having business dealings with it;

(c)	not (i) hire any employee (whether or not in the ordinary course of business) unless to replace a Company Employee whose employment has terminated; (ii) increase any Company Employee’s compensation (including salary, bonuses and other forms of current and deferred compensation) or benefits, other than as required pursuant to an existing Employee Benefit Plan, provided, that, FB and FB USA may pay the bonuses set forth on the list of bonuses provided to the Purchasers; (iii) enter into any agreement, plan, program, policy or arrangement (or agree, in writing or otherwise, to enter into an agreement, plan, program, policy or arrangement) that would constitute an Employee Benefit Plan or any amendment, modification, supplement or extension of any Employee Benefit Plan; (iv) except for payments required pursuant to any Employee Benefit Plans as in effect on the date of this Agreement, grant, pay or otherwise become liable for or obligated to pay, any amounts with respect to severance payments, retention bonus payments or other payments in connection with a change in control of any Company or Subsidiary, or forgive any indebtedness of any Company Employee or any consultant of any Company or Subsidiary; (v) make any new equity awards to any Company Employee or other service provider; (vi) make any contribution to any Employee Benefit Plan, other than contributions required by an Employee Benefit Plan, applicable Law or in the ordinary course of business consistent with past practice; (vii) pay, accrue or certify performance level achievements at levels in excess of actually achieved performance in respect of any component of an incentive-based award, or amend or waive any performance or vesting criteria or accelerate vesting, exercisability, distribution, settlement or funding under any Employee Benefit Plan; or (viii) enter into or amend any collective bargaining agreement;

(d)	cause the Companies not to take any action of the kind described in Section 3.08;

5.02 Satisfaction of Conditions. Subject to the terms and conditions of this Agreement, the Seller Parties agree to use commercially reasonable efforts to take, or cause to be taken, all actions to cause the conditions set forth in Section 6.01 and Sections 6.02(a) to (e) to be satisfied, and the Purchasers agree to use commercially reasonable efforts to take, or cause to be taken, all actions to cause the conditions set forth in Section 6.01, 6.02(f) and Section 6.03 to be satisfied (including, in each case, the use of reasonable efforts to execute any documents reasonably requested by either party hereto); for the avoidance of doubt, the Sellers (with the assistance of the Purchasers, as reasonably requested) shall use commercially reasonable efforts, at their cost, to secure, before the Closing Date, all Consents set forth in Section 3.06 of the Seller Disclosure Schedules.

5.03 Benefits.

(a)	Continuation of Employment; Benefits. The Purchasers hereby agree that they shall, or shall cause FB and each Subsidiary to (i) employ its employees immediately after the Closing Time (the “Continuing Employees”) except only those employees listed on Exhibit D, (ii) cause FB and each Subsidiary to provide each of the Continuing Employees, immediately after the Closing Time, with at least the same level of base salary and wages as was provided to the Continuing Employee immediately prior to the Closing Time; and (iii) except as provided in (b), below, cause FB and each Subsidiary to provide each Continuing Employee, immediately after the Closing Time, with employee benefits that are in the aggregate not materially less advantageous than the benefits provided to the Continuing Employee immediately prior to the Closing Time under the Employee Benefit Plans. For clarity, this provision is not intended to impose any limitation on the ability of the Purchasers or FB or a Subsidiary to change salary and wages, or employee benefits, with respect to an employee after the Closing Time, and nothing in this Agreement will obligate the Purchasers or FB or a Subsidiary to continue the employment of any Continuing Employee or other individual for any specific period after the Closing Time.

(b)	No Third Party Rights. The provisions of this Section 5.03 are solely for the benefit of the parties hereto and nothing in this Section 5.03, express or implied, shall confer upon any current or former employee, or legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement. Nothing in this Section 5.03, express or implied, shall be (i) deemed an amendment of any Employee Benefit Plan providing benefits to any Continuing Employee, or (ii) construed to prevent Purchasers or its Affiliates from terminating or modifying to any extent or in any respect any employee benefit plan that Purchasers or its Affiliates may establish or maintain. For further clarity, this Section 5.03, is not intended to and does not impose any limitation on the ability of the Purchasers or FB or a Subsidiary to change any term of the Continuing Employees’ employment, including compensation, after the Closing Time and does not in any way obligate the Purchasers or FB or a Subsidiary to continue the employment of any Continuing Employee or other individual for any specific period after the Closing Time.

5.04 Tax Matters.

(a)	Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the Transactions shall be paid by the Purchasers (referred to herein as “Transfer Taxes”). The Sellers and the Purchasers shall cooperate in reducing or mitigating the amount of any Transfer Taxes that may be payable and in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any Transfer Taxes that become payable in connection with the Transactions and that are required or permitted to be filed at or before the Closing.

(b)	Final Tax Returns. FB and each Subsidiary, under the direction and control of the Sellers’ Representative, shall prepare and file, in each case at Sellers’ expense and in a manner consistent with past practice, all Tax Returns required to be filed by it for any Tax period ending on or prior to the Closing Date, and the Sellers shall pay all Taxes reflected thereon, to the extent that such Taxes are not reflected as a reduction in the final Post-Closing Adjustment Statement. The Tax Returns will be signed by an officer of FB or of a Subsidiary, as applicable. Within at least ten (10) days prior to filing, Sellers’ Representative shall provide the Purchasers with copies of all such Tax Returns for its review and consent, which consent shall not be unreasonably withheld, conditioned or delayed. Any such Tax Returns under this Section 5.04(b) and the payment of Taxes reflected thereon shall be prepared on the basis of an election filed under subsection 256(9) to have the taxation year end associated with the acquisition of control of FB occur at 9:03 a.m. (Houston, Texas time) on the Closing Date following the Intangibles Purchase and the Distribution, such that the tax consequences of the Intangibles Purchase and the Distribution shall be reflected as having occurred in the Tax Returns for FB under this Section 5.04(b) for the Tax period ending at 9:03 a.m. on the acquisition of control of FB.

(c)	Tax Sharing Agreements. All Tax sharing agreements or similar agreements with respect to or involving FB or involving a Subsidiary shall be terminated as of the Closing Time and, after the Closing Time, neither FB nor any Subsidiary shall be bound thereby or have any liability thereunder.

(d)

Tax Return Preparation and Cooperation. The Purchasers, the Sellers, FB and each Subsidiary shall cooperate fully, as and to the extent reasonably requested by the other parties, in connection with the filing of Tax Returns, and any audit, litigation or other Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other parties’ request in connection with a Tax audit) the provision of records and information which are reasonably relevant to any such Tax Return, or any such audit, litigation or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Purchasers, the Sellers, FB and each Subsidiary agree (i) to retain or cause to be retained all books and records with respect to Tax matters pertinent to FB and each Subsidiary relating to any Tax period beginning before the Closing Date until sixty (60) days following the expiration of the applicable statute of limitations (and, to the extent notified by the Purchasers or the Sellers, any extensions thereof) of the respective Tax periods, and to abide by all record retention agreements entered into with any Tax authority, (ii) to provide to the other party, upon request, all books and records with respect to Tax matters pertinent to FB and each Subsidiary relating to any taxable period beginning before the Closing Date until sixty (60) days following the expiration of the statute of limitations (and, to the extent notified by the Purchasers or the Sellers, any extensions thereof) of the respective periods, and (iii) to give the other parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if any of the other parties so requests, the other parties shall allow such requesting party to take possession of such books and records.

(e)	Straddle Periods. The following provisions shall apply with respect to allocating Taxes imposed on FB and each Subsidiary that are attributable to a Straddle Period:

(i)	in the case of any Tax that is not described in Section 5.04(e)(ii), and pertains or is attributable to a Straddle Period, the amount of such Tax attributable to the portion of such Straddle Period ending on and including the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date; and

(ii)	in the case of any real property, personal property, ad valorem and similar Taxes (“Property Tax”) attributable to a Straddle Period, the amount of such Property Tax attributable to the portion of such Straddle Period ending on and including the Closing Date shall be deemed to be the amount of such Property Tax for the entire Straddle Period, multiplied by a fraction, the numerator of which is the number of days in the portion of such Straddle Period ending on and including the Closing Date, and the denominator of which is the number of days in the entire Straddle Period.

Notwithstanding the foregoing, (i) exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, and Taxes calculated on a periodic basis (such as real property Taxes and other ad valorem Taxes) shall be apportioned rateably between such periods on a daily basis; and (ii) any franchise Tax paid or payable with respect to FB or any Subsidiary shall be allocated to the Tax period during which the gross receipts, income, operations, assets, margin or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another period is obtained by the payment of such franchise Tax, and if the Tax period to which such franchise Tax is so allocated is a Straddle Period, then such franchise Tax allocated to a Straddle Period shall be determined in the manner set forth in Section 5.04(e)(i).

5.05 Public Announcements. From the date of this Agreement, neither the Purchasers, nor the Sellers shall, without the written approval (such approval not to be unreasonably withheld or delayed) of the Sellers’ Representative or the Purchasers, as applicable, directly or indirectly, issue any press release or other public announcement concerning the Transactions or the terms of this Agreement, except as and to the extent necessary by a party hereto to consummate the Transactions or that any such party shall be so obligated by applicable Law or stock exchange regulation, in which case such party shall allow the other parties hereto reasonable time to comment on such release or announcement and the parties hereto shall use their reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with applicable Law or stock exchange regulation.

5.06 Tax Election. The Parties agree and acknowledge that the agreement of the Sellers pursuant to the Non-Competition, Non-Solicitation and Confidentiality Agreement is a condition of, and is integral to, the closing of the purchase and sale hereunder and that such agreements are granted and necessary to maintain or preserve the fair market value of the assets and shares acquired by the Purchasers hereunder. If required to ensure that subsection 56.4(2) of the ITA is not applicable to the Non-Competition, Non-Solicitation and Confidentiality Agreement, and to the extent permitted by law, the Purchasers agree to jointly elect (the “Election”) with the Sellers in the prescribed form referred to under subsections 56.4(3) and 56.4(7) of the ITA to have the provisions of subsection 56.4(3) and subsection 56.4(5) of the ITA, as applicable, to apply with respect to the amount received or receivable in respect of the Non-Competition, Non-Solicitation and Confidentiality Agreement; provided, however, that the Sellers shall be solely responsible for the preparation and filing of such Election in a timely manner and the Purchasers shall bear no responsibility in respect of the same and further provided that the Purchasers shall have no liability to the Sellers for Tax or any other amount in respect of such Election or the failure to make such Election.

5.07 Expenses. All costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party hereto incurring such costs and expenses.

5.08 Personal Information Privacy.

(a)	Each Disclosing Party shall ensure that any Transferred Information with respect to which it is responsible for disclosing to a Recipient is necessary for the purposes of determining if the parties hereto shall proceed with the Transactions.

(b)	Prior to the completion of the Transactions, Recipient confirms that it had previously agreed to:

(i)	use and disclose the Transferred Information solely for the purpose of reviewing and completing the Transactions, including for the purpose of determining to complete such Transactions;

(ii)	protect the Transferred Information by making reasonable security arrangements against such risks as unauthorized access, collection, use, disclosure, copying, modification, disposal or destruction; providing, however, that such arrangements include, at a minimum, safeguards that are appropriate to the sensitivity of the Transferred Information; and

(c)	if the Transactions did not proceed, return the Transferred Information to the Disclosing Party or destroy it, at the Disclosing Party’s election, within a reasonable time.

(d)	After the completion of the Transactions, each of the parties hereto agrees to:

(i)	use and disclose the Transferred Information under its control only for those purposes for which the Transferred Information was initially collected, permitted to be used or disclosed, unless

A.	the Disclosing Party or Recipient have first notified the individual about whom the Transferred Information related of any additional purpose, and where required by applicable Laws, obtained the consent of such individual to such additional purpose, or

B.	such use or disclosure is permitted or authorized by applicable Laws, without notice to, or consent from, such individual;

(ii)	protect the Transferred Information under its control by making reasonable security arrangements against such risks as unauthorized access, collection, use, disclosure, copying, modification, disposal or destruction; provided, however, that such arrangements include, at a minimum, safeguards that are appropriate to the sensitivity of such Transferred Information; and

(iii)	give effect to any withdrawal of consent made by an individual to whom the Transferred Information under its control relates.

(e)	The Purchasers further agree, where required by applicable Laws, to promptly notify the individuals about whom the Transferred Information relates that the Transactions have taken place and that their Personal Information has been disclosed.

5.09 Owned Real Property. Following the Closing, the Sellers agree to use reasonable commercial efforts to discharge Caveat No. 1096319/4 registered in the Land Titles Office for the District of Morden associated with that certain Right of First Refusal Agreement, dated December 1, 2005, by and between GVT Inc. and Canagro Exports Inc., as assigned to MT Investments Inc. on February 8, 2006, related to the right of first refusal to purchase the Owned Real Property (the “Owned Real Property Caveat”).

ARTICLE VI

CONDITIONS OF CLOSING

6.01 Conditions Applicable to Each Party. The respective obligations of each party to effect the Transactions is subject to the satisfaction at or prior to the Closing Time of the following conditions, except, to the extent permitted by applicable Law, that such conditions may be waived in writing pursuant to Section 7.04 by the joint action of the parties hereto:

(a)	Illegality. No preliminary or permanent Order or other Order issued by any court of competent jurisdiction or other Governmental Authority preventing the consummation of the Transactions shall be in effect, and no Law shall have been enacted, entered, enforced or deemed applicable to the Transactions, which makes the consummation of the Transactions illegal.

6.02 Additional Conditions Applicable to Purchaser. The obligations of the Purchasers to effect the Transactions is subject to the satisfaction at or prior to the Closing Time of the following additional conditions except, to the extent permitted by applicable Law, that such conditions may be waived in writing pursuant to Section 7.04 by the Purchasers:

(a)	Seller Parties’ Representations and Warranties. The representations and warranties made by the Seller Parties set forth in Article III shall (without giving effect to any “Material Adverse Effect” or other materiality qualifier) be true and correct in all material respects, as of the date of this Agreement and on and as of the Closing Time as if made at and as of the Closing Time (except for those representations and warranties expressly made as of a particular date, in which case such representation and warranty shall (without giving effect to any “Material Adverse Effect” or other materiality qualifier) be true and correct in all material respects, as of such particular date).

(b)	Seller Parties’ Agreements and Covenants. The Seller Parties and the Sellers’ Representative shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by such party on or prior to the Closing Time.

(c)	No Material Adverse Effect. Since November 30, 2017, there shall have been no Material Adverse Effect.

(d)	Officer’s Certificate. The Purchasers shall have received a certificate signed by the Sellers’ Representative on behalf of each Seller Party confirming the satisfaction of the conditions set forth in Section 6.02(a), Section 6.02(b) and Section 6.02(c).

(e)	Seller Deliverables. The Purchasers shall have received each of the Seller Deliverables.

(f)	Financing. The Purchasers shall have received adequate financing to fund the Purchase Price on the terms contemplated in the proposed high yield bond offering of senior unsecured notes (the “Bond Offering”) or such other adequate financing to fund the Purchase Price to the extent available on terms and conditions no less favorable in the aggregate to the Purchasers than as set forth in the Bond Offering.

6.03 Additional Conditions Applicable to the Seller Parties. The obligation of the Seller Parties to effect the Transactions is subject to the satisfaction at or prior to the Closing Time of the following additional conditions except, to the extent permitted by applicable Law, that such conditions may be waived in writing pursuant to Section 7.04 by the Seller Parties:

(a)	Purchasers’ Representations and Warranties. The representations and warranties set forth in Article IV shall (without giving effect to any “Material Adverse Effect” or other materiality qualifier) be true and correct in all material respects, as of the date of this Agreement and on and as of the Closing Time as if made at and as of the Closing Time (except for those representations and warranties expressly made as of a particular date, in which case such representation and warranty shall (without giving effect to any “Material Adverse Effect” or other materiality qualifier) be true and correct in all material respects, as of such particular date, and except for such inaccuracies that do not adversely affect either Purchaser’s ability to consummate the Transactions or pay the Purchase Price).

(b)	Purchasers’ Agreements and Covenants. The Purchasers shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by the Purchasers on or prior to the Closing Time.

(c)	Officer’s Certificate. The Sellers’ Representative shall have received a certificate signed by an officer on behalf of each Purchaser confirming the satisfaction of the conditions set forth in Section 6.03(a) and Section 6.03(b).

(d)	Purchaser Deliverables. The Sellers’ Representative shall have received each of the Purchaser Deliverables.

ARTICLE VII

TERMINATION

7.01 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing Time, as applicable:

(a)	by mutual written consent of the Purchasers and the Sellers’ Representative;

(b)

by either the Purchasers or the Sellers’ Representative, if the Closing shall not have occurred on or before August 15, 2018 or such other date that the Purchasers and the Sellers’ Representative may agree upon in writing (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 7.01(b) shall not be available to (i) the Sellers’ Representative if any Seller Party is

then in breach of this Agreement or if any Seller Party’s previous breach of this Agreement has resulted in the failure of the Closing to occur on or before the Termination Date or (ii) the Purchasers if either Purchaser is then in breach of this Agreement or if such Purchaser’s previous breach of this Agreement has resulted in the failure of the Closing to occur on or before the Termination Date;

(c)	by either the Purchasers or the Sellers’ Representative, if any permanent Order or other Order of a Governmental Authority of competent authority preventing the consummation of the Transactions shall have become final and nonappealable;

(d)	by the Sellers’ Representative, upon a breach of any covenant or agreement on the part of the Purchasers set forth in this Agreement, or if any representation or warranty of the Purchasers shall have been untrue when made or shall have become untrue, in either case (i) such that the conditions set forth in Section 6.03(a) or Section 6.03(b), above, as the case may be, would not be satisfied and (ii) which is not curable or, if curable, is not cured no later than fifteen (15) days after written notice thereof is given by the Sellers’ Representative; or

(e)	by the Purchasers, upon a breach of any covenant or agreement on the part of the Seller Parties set forth in this Agreement, or if any representation or warranty of the Seller Parties shall have been untrue when made or shall have become untrue, in either case (i) such that the conditions set forth in Section 6.02(a) or Section 6.02(b), above, as the case may be, would not be satisfied and (ii) which is not curable or, if curable, is not cured no later than fifteen (15) days after written notice thereof is given by the Purchasers.

7.02 Purchaser Termination Fee.

(a)	If Sellers’ Representative terminates this Agreement pursuant to Section 7.01(d), and all of the conditions to each Purchaser’s obligations to consummate the Closing under Section 6.02 have been satisfied (other than any such conditions that by their nature are to be satisfied as of the Closing), the parties agree that the Seller Parties shall have suffered a loss of an incalculable nature and amount, unrecoverable in law, and the Purchasers shall pay to the Sellers’ Representative, in his capacity as paying agent and for the benefit of the Seller Parties, a fee of $2,000,000 (the “Purchaser Termination Fee”), it being agreed that in no event shall the Purchasers be required to pay the Purchaser Termination Fee on more than one occasion. If the Purchasers are required to pay the Purchaser Termination Fee, the Purchaser Termination Fee shall be payable in immediately available funds by wire transfer no later than seven (7) Business Days after termination of this Agreement.

(b)

Notwithstanding anything to the contrary in this Agreement, the Seller Parties’ right to receive payment of the Purchaser Termination Fee pursuant to this Section 7.02 shall be the sole and exclusive remedy of each Seller Party or any of its respective Affiliates against either Purchaser or any of its respective Affiliates or any of its respective stockholders, partners, members or Representatives for any and all Losses that may be suffered based upon, resulting from or arising out of the circumstances giving rise to such termination, and upon payment of the Purchaser Termination Fee in accordance with this Section 7.02, neither of the Purchasers nor any of their respective Affiliates or any of their respective stockholders, partners, members or Representatives shall have any further liability or obligation relating to or arising out of this Agreement, the transactions contemplated hereby or the termination hereof.

7.03 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 7.01, above, will be effective immediately upon the delivery of written notice thereof by the terminating party to the other party. In the event of termination of this Agreement as provided in Section 7.01, above, this Agreement shall be of no further force or effect, with no liability of any party to the other parties, except (i) Section 7.02, this Section 7.03, Section 5.07, Article VIII and Article IX, shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party hereto from liability for any Willful Breach of this Agreement.

7.04 Waiver. At any time prior to the Closing Time, the Purchasers and the Sellers’ Representative (on behalf of the Seller Parties) may, in a signed writing, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies by the other party hereto in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party hereto with any of the agreements or conditions contained herein. Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision of this Agreement.

ARTICLE VIII

INDEMNIFICATION

8.01 Survival.

(a)

Representations and Warranties. All representations and warranties set forth in this Agreement shall survive the Closing and will remain in full force and effect thereafter until the eighteen (18) month anniversary of the Closing Date, except that any representation or warranty (including those identified in the proviso of this sentence) that would otherwise terminate shall continue to survive if a written notice of a claim shall have been timely given in good faith based on facts reasonably expected to establish a valid claim under this Article VIII on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in this Article VIII; provided, however, that (i) the representations and warranties set forth in Section 3.16 (Environmental) and Section 3.17 (Taxes) shall survive the Closing and will remain in full force and effect thereafter until sixty (60) days following the expiration of the applicable statute of limitations with respect thereto, (ii) the representations and warranties set forth in Section 3.01 (Organization, Good Standing and Qualification), Section 3.02 (Capitalization), Section 3.03 (Subsidiaries), Section 3.04 (Ownership), Section 3.05 (Authority; Approval), Section 3.20 (Related Party Transactions), Section 3.21 (Brokers and Finders) and Section 3.28 (Investment Intention) (collectively, the “Fundamental Representations”) shall survive the Closing and will remain in full force and effect thereafter indefinitely and (iii) the representations and warranties set forth in Section 4.01 (Organization, Good Standing and Qualification), Section 4.02 (Approval), Section 4.05 (Brokers and Finders) and Section 4.06 (Issued Units) shall survive the Closing and will remain in full force and effect thereafter indefinitely.

(b)	Covenants and Agreements. The covenants and other agreements contained herein shall survive the Closing until expiration of the applicable statute of limitations.

8.02 Indemnification by the Seller Parties.

(a)	Subject to the other provisions of this Article VIII, from and after the Closing Time, the Sellers and 644 hereby jointly and severally indemnify, defend and hold harmless the Purchasers, FB and each Subsidiary, and each of their respective past, present and future members, partners, stockholders, managers, directors, officers, employees, agents, representatives, successors and assigns (the “Purchaser Indemnified Parties”), from and against any and all Losses incurred or suffered by any such Purchaser Indemnified Parties directly or indirectly as a result of, with respect to, arising from or in connection with:

(i)	any breach of, or inaccuracy in, any representation or warranty made by any Seller Party contained in this Agreement or in the certificate delivered by any Seller Party or the Sellers’ Representative pursuant to Section 6.02(d) in connection with the Closing;

(ii)	any breach of or any failure to perform by any Seller Party or the Sellers’ Representative of any covenant or agreement contained in this Agreement or in any of the agreements contemplated hereby to which any Seller Party is a party;

(iii)	Sellers’ Taxes; and

(iv)	the Owned Real Property Caveat.

(b)	Limitations.

(i)	Except in the case of fraud or with respect to breaches of the Fundamental Representations or the representations and warranties set forth in Section 3.17 (Taxes), the maximum aggregate liability of the Seller Parties to all Purchaser Indemnified Parties taken together for all Losses pursuant to Section 8.02(a)(i), shall not exceed the Escrow Amount.

(ii)	For the avoidance of doubt, the calculation of the maximum aggregate liability of the Seller Parties to all Purchaser Indemnified Parties in calculating the limitations under Section 8.02(b)(i) shall be reduced by all Losses previously paid to any Purchaser Indemnified Party pursuant to Section 8.02(a)(i). Notwithstanding anything to the contrary herein, the Seller Parties shall not be obligated to indemnify the Purchaser Indemnified Parties against any Losses as a result of, based on or arising out of any claim or liability to the extent such claim or liability is taken into account in calculating the adjustments to the Purchase Price under Article II.

(iii)	Except in the case of fraud or with respect to breaches of the Fundamental Representations or the representations and warranties set forth in Section 3.17 (Taxes) no indemnification shall be payable to any Purchaser Indemnified Party for any Loss, unless the aggregate amount of Losses for all claims shall exceed a cumulative aggregate of $250,000 (the “Basket”), whereupon all Losses aggregating in excess of the Basket shall be recoverable in accordance with the terms hereof.

(iv)	No trustee or beneficiary of The Henry and Gloria Friesen Family Trust (2013) shall have any personal liability with respect to the obligations of such Seller and any recourse of a Purchaser Indemnified Party shall only be as to the assets of The Henry and Gloria Friesen Family Trust.

(v)	For the avoidance of doubt, the Sellers and 644 shall have no right of contribution from FB or the Subsidiaries for any Losses related to indemnification claims pursuant to this Article VIII, and FB and the Subsidiaries shall not be liable for any such indemnification claims.

8.03 Indemnification by the Purchasers.

(a)	Subject to Section 7.02 and the other provisions of this Article VIII, from and after the Closing Time, the Purchasers hereby jointly and severally indemnify, defend and hold harmless the Seller Parties, and each of their directors, officers, employees, agents, trustees, successors and assigns (the “Seller Indemnified Parties”) from and against any and all Losses incurred or suffered by any such Seller Indemnified Parties directly or indirectly as a result of, with respect to, arising from or in connection with: (i) any breach of, or inaccuracy in, any representation or warranty made by any Purchaser contained in this Agreement or in the certificate delivered by any Purchaser pursuant to Section 6.03(c) in connection with the Closing or (ii) any breach of or any failure to perform by any Purchaser of any covenant or agreement contained in this Agreement or in any of the agreements contemplated hereby to which a Purchaser is a party.

(b)	Except in the case of fraud, with respect to breaches of the representations and warranties set forth in Section 4.01 (Organization, Good Standing and Qualification), Section 4.02 (Approval), Section 4.05 (Brokers and Finders) and Section 4.06 (Issued Units), or with respect to the payment obligations set forth in Section 2.08, Section 2.09(b) and Section 2.10(a), the maximum aggregate liability of Purchasers to all Seller Indemnified Parties taken together for all Losses pursuant to Section 8.03(a) shall not exceed $6,000,000. For the avoidance of doubt, the calculation of the maximum aggregate liability of Purchasers to all Seller Indemnified Parties taken together for all Losses under Section 8.03(a) shall factor in all Losses previously paid to any Seller Indemnified Party.

8.04 Miscellaneous.

(a)	No Purchaser Indemnified Party or Seller Indemnified Party, as applicable (each, an “Indemnified Party”), shall be entitled to recover more than the full amount of any Loss incurred by such Indemnified Party under the provisions of this Agreement in respect of any such Loss. Without limiting the generality of the foregoing, the amount of any Losses subject to indemnification under Section 8.02 or Section 8.03, as applicable, shall be reduced by (i) the amounts actually recovered by the Indemnified Party (or its related Persons) incurring such Loss under applicable insurance policies with respect to claims related to such Losses, net of any related costs and expenses of recovery and any increases in premiums and (ii) the amounts actually recovered from third parties with respect to the matters relating to such Loss, net of any related costs and expenses of recovery.

(a)	Solely for the purposes of determining the amount of indemnifiable Losses, each representation and warranty herein (other than the representations and warranties in Section 3.08) shall be read without regard and without giving effect to any “material,” “in all material respects,” “Material Adverse Effect” or similar qualification contained therein (as if such standard or qualification were deleted from such representation or warranty).

(b)	Notwithstanding anything herein to the contrary, except in the case of fraud, no Indemnified Party shall be entitled to recover from any Indemnifying Party punitive or exemplary damages, except to the extent actually awarded to a Governmental Authority or any other Person.

8.05 Claims.

(a)	Notice of Claim. Promptly after the receipt by an Indemnified Party, of a notice of any claim, action, suit or Proceeding by any third party (a “Third Party Claim”) or upon becoming aware of any other facts, circumstances or events, in either case that would reasonably give rise to a right to indemnification pursuant to this Article VIII, such Indemnified Party shall give written notice of such claim to the indemnifying party hereunder (the “Indemnifying Party”), stating the nature and basis of such Third Party Claim and the amount thereof, to the extent known, along with copies of the relevant documents evidencing such Third Party Claim and the basis for indemnification sought. Failure of the Indemnified Party to give such notice shall not relieve the Indemnifying Party from liability on account of such indemnification, except to the extent that the Indemnifying Party is materially prejudiced by such failure. Thereafter, the Indemnified Party shall promptly deliver to the Indemnifying Party copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim or such other claim.

(b)

Assumption of Defense of Third Party Claims. The Indemnifying Party shall have the right to assume control of the defense of the Indemnified Party against any Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party and control the defense of such Third Party Claim if it elects to do so within twenty (20) Business Days following receipt of the notice with respect thereto; provided, however, the Indemnifying Party may not assume control of the defense of a Third Party Claim (or shall be required to relinquish control of a Third Party Claim) if (i) the Third Party Claim of which it seeks to assume control (or has assumed control), if determined adversely to the Indemnified Party, could, in the reasonable judgment of the Indemnified Party, be materially detrimental or materially injure the reputation, or business relations with customers and suppliers, of the Purchasers, the Companies, the Subsidiaries or the Business, (ii) the Indemnifying Party fails to provide a reasonable assurance to the Indemnified Party of its financial capacity to defend such Third Party Claim, or (iii) the Third Party Claim arises out of or relates to Tax matters; provided, further, that the Indemnifying Party shall have acknowledged in writing to the Indemnified Party its unqualified obligation to fully indemnify the Indemnified Party pursuant to this Article VIII. The Indemnifying Party shall not, in the defense of such Third Party Claim, consent to the entry of any judgment (other than a judgment of dismissal on the merits without costs) or enter into any settlement without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld, delayed or conditioned, unless (1) there is no finding or admission of any violation of any applicable Law, (2) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party as indemnified Losses and (3) the settlement shall include the giving by the claimant or the plaintiff to the Indemnified Party of a full release from all liability in respect to such claim or litigation. If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall be entitled to participate in the defense of the claim, but the Indemnified Party shall bear the fees and expenses of any counsel retained by it to participate in its defense unless either of the following apply: (A) the employment of such counsel has been authorized in writing by the Indemnifying Party or (B) the Indemnifying Party’s legal counsel has advised the Indemnifying Party in writing, with a copy to the

Indemnified Party, that there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel. If either clause (A) or (B) in the immediately preceding sentence is applicable, then the Indemnified Party may employ separate counsel at the expense of the Indemnifying Party to represent the Indemnified Party, but in no event shall the Indemnifying Party be obligated to pay the reasonable costs and expenses of more than one such separate counsel for any one Third Party Claim. If the Indemnifying Party elects not to assume control of the defense of an action contemplated by this Article VIII within the manner contemplated above, (I) the Indemnified Party may defend against the action in any manner it reasonably may deem appropriate; provided, however, that the Indemnified Party shall reasonably consult with the Indemnifying Party in connection therewith; (II) the Indemnifying Party will reimburse the Indemnified Party for the reasonable costs of defending against the action (including reasonable attorneys’ fees and expenses); and (III) the Indemnifying Party will remain responsible for any costs the Indemnified Party may incur resulting from the action to the extent such costs are Losses for which the Indemnified Party is entitled to indemnification hereunder.

8.06 Direct Claims. If an Indemnified Party desires to seek indemnification for a non-Third Party Claim under this Article VIII, the Indemnified Party shall give reasonably prompt written notice to the Indemnifying Party specifying in reasonable detail the facts constituting the basis for such claim and the amount, to the extent known, of the claim asserted; provided, however, until the end of the applicable survival period specified in Section 8.01, no delay on the part of an Indemnified Party in giving a notice of claim will relieve the Indemnifying Party from any of its obligations under this Article VIII unless (and then only to the extent) that the Indemnifying Party is materially prejudiced thereby. In the event that, within the twenty (20) Business Day period after such notice is received by the Indemnifying Party, the Indemnifying Party does not contest such claim in writing to the Indemnified Party as provided in this Section 8.06, the Indemnifying Party will be conclusively deemed to have consented to the recovery by the Indemnified Party of the full amount of Loss specified in the notice in accordance with this Article VIII. If the Indemnifying Party disputes such claim for indemnification, it shall notify the Indemnified Party within twenty (20) Business Days after its receipt of the notice of such claim for indemnification, whereupon the Indemnified Party and the Indemnifying Party shall meet and attempt in good faith to resolve their differences with respect to such claim for indemnification. If the dispute has not been resolved within twenty (20) Business Days after such parties first met to attempt a resolution, either the Indemnifying Party or the Indemnified Party may initiate a Proceeding in accordance with Article IX of this Agreement. In the event that the Indemnifying Party disputes a claim by an Indemnified Party, then such disputed claim will be resolved by either (i) a written settlement agreement executed by the Indemnified Party, on the one hand, and Indemnifying Party, on the other hand, or (ii) in the absence of such a written settlement agreement, by such Proceeding.

8.07 Escrow. All indemnifiable Losses under this Agreement will be paid in cash in immediately available funds upon: (i) agreement of the parties hereto with respect to the amount thereof, (ii) a final, binding and non-appealable judgment of a court of competent jurisdiction concerning same, or (iii) as otherwise provided in this Article VIII; provided, however, that, except in the case of fraud or with respect to breaches of the Fundamental Representations or the representations and warranties set forth in Section 3.17 (Taxes), with respect to any Losses which any Purchaser Indemnified Party shall be entitled to recover pursuant to Section 8.02(a)(i) and in accordance with this Article VIII, such Losses shall be recovered solely from funds in the Escrow Account in accordance with the terms and conditions of the Escrow Agreement. Each party hereto shall provide the Escrow Agent with all necessary written authorization under the terms of the Escrow Agreement to release funds from the Escrow Account to the applicable Indemnified Party entitled to such funds in accordance with this Article VIII. On the date that is eighteen (18) months from the Closing Date, each party hereto shall promptly, in accordance with and subject to the terms of the Escrow Agreement, instruct the Escrow Agent to release and distribute to the Sellers’ Representative (on behalf of the Sellers) the Escrow Amount, minus the aggregate amount, as of such date, of any amounts distributed to any Purchaser Indemnified Parties pursuant to this Article VIII.

8.08 Adjustments to Purchase Price. The Purchasers and the Seller Parties agree to treat each indemnification payment pursuant to this Article VIII as an adjustment to the Purchase Price for the Canadian Share Purchase and the US Share Purchase on a pro rata basis for all Tax purposes.

8.09 Sole and Exclusive Remedy. Except (i) as provided in Section 7.02(b), (ii) as otherwise provided below, and (ii) any post-Closing payments owed or made pursuant to Article II, the indemnification provided for in this Article VIII, subject to the limitations set forth herein or therein, shall be the exclusive post-Closing remedy available to any Indemnified Party in connection with any Losses arising out of the matters set forth in this Agreement or the Transactions; provided, however, that, other than as set forth in Section 7.02(b), nothing herein will limit in any way any such Indemnified Party’s (A) remedies in respect of fraud, or (B) rights hereunder to specific performance or injunctive or other equitable relief to enforce its rights under this Agreement.

ARTICLE IX

GENERAL PROVISIONS

9.01 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed given and received when delivered personally, three (3) Business Days after being mailed by registered or certified mail (postage prepaid, return receipt requested), one (1) Business Day after being delivered by a nationally recognized overnight commercial delivery service (with confirmation), or when sent by facsimile or e-mail (with confirmation of receipt) if the facsimile is sent during normal business hours, in each case to the parties below at the following addresses, facsimile numbers or e-mails, as the case may be (or at such other address, facsimile number or email for a party as shall be specified by like changes of address, facsimile number or e-mail) and shall be effective upon receipt:

If to the Sellers’ Representative:

Jonathan Doell

FB Industries Inc.

555 George Ave.

Box 449

Winkler, MB

R6W 4A6

Facsimile: (204) 331-1528

Email: jon@fbindustriesinc.com

with copies (which shall not constitute notice) to:

Thompson Dorfman Sweatman LLP

1700 - 242 Hargrave Street

Winnipeg MB R3C 0V1

Attention: Gregory J. Tallon and James A. Ripley

Facsimile: (204) 934-0516

Email: GJT@tdslaw.com and JAR@tdslaw.com

if to the Purchasers:

Hi-Crush Canada Inc.

Hi-Crush Canada Distribution Corp.

c/o Hi-Crush Partners LP

1330 Post Oak Blvd., Suite 600

Houston, TX 77056

Attention: General Counsel

Facsimile: (713) 980-6202

Email: legal@hicrush.com

with copy (which shall not constitute notice) to:

Baker Botts L.L.P.

One Shell Plaza

910 Louisiana Street

Houston, TX 77002-4995

Attention: Edward Rhyne

Facsimile: (713) 229-2809

Email: edward.rhyne@bakerbotts.com

9.02 Appointment of the Sellers’ Representative.

(a)

The Seller Parties have appointed, as of the date hereof, Jonathan Doell as the representative of the Seller Parties as described in this Section 9.02 and elsewhere in this Agreement. The Sellers’ Representative is designated as the exclusive authorized representative, attorney-in-fact and agent for and on behalf of the Seller Parties and their successors and assigns with respect to the post-Closing adjustments contemplated by Article II, claims for indemnification under Article VIII and the taking by the Sellers’ Representative of any and all actions and the making of any decisions required or permitted to be taken by the Sellers’ Representative under this Agreement, including the exercise of the power to: (i) deliver certain certificates or agreements to the Purchasers or such other persons as the Sellers’ Representative deems necessary to consummate the Closing, including, without limitation, delivering the closing certificates set forth in Sections 2.06(a)(ix) and 6.03(c); (ii) agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to, any indemnification claims under this Agreement; (iii) litigate, arbitrate, resolve, settle or compromise any claim for indemnification made pursuant to Article VIII; (iv) withhold from any amounts otherwise payable to the Sellers hereunder, or pursue and seek payment from the Seller Parties of, any Losses arising out of or resulting from a breach of any representation or warranty that specifically relates to the Seller Parties’ ownership of the Intangible Assets or the Shares; (v) seek and pursue any claims against third parties that the Sellers may have in respect of any Losses recovered by a Purchaser Indemnified Party hereunder and (vi) take all actions necessary in the judgment of the Sellers’ Representative for the accomplishment of the foregoing. The Sellers’ Representative shall have authority and power to act on behalf of the Sellers with respect to the disposition, settlement or other handling of the adjustments contemplated by Article II and all claims under Article VIII and all rights or obligations arising under Article II or otherwise as contemplated by this Agreement. The Seller Parties have agreed to be bound by all actions taken and documents executed by the Sellers’ Representative in connection with Article II and Article VIII, and the Purchasers shall be entitled to rely on any such action or decision of the Sellers’ Representative. In furtherance of the foregoing, the Seller Parties have agreed and acknowledged that the Purchasers shall be entitled to rely on any instruction or direction provided by the Sellers’ Representative pursuant to the terms of this Agreement regarding the payment of any amount owed to the Seller Parties hereunder. In performing the functions specified in this Agreement, the Sellers’ Representative may act upon any instrument or other writing believed by the Sellers’ Representative in good faith to be genuine and to be signed or presented by the proper Person and shall not be liable to the Seller Parties in connection with the performance of his duties pursuant to the provisions of this Agreement. The Sellers’ Representative shall be indemnified and held harmless by the Seller Parties from and against any Loss incurred on the part of the Sellers’ Representative and arising out of or in connection with the acceptance or administration of his duties hereunder. The Seller Parties have agreed to release, waive and not to sue the Sellers’ Representative or any of his Affiliates, employees, agents or Representatives for any and all Losses, including, without limitation, statutory or common law rights of contribution or cost recovery, judgments or expenses which may now exist or which may hereafter arise in connection with the Companies or the Subsidiaries or any matter addressed by this Agreement or any other agreement contemplated by this Agreement. Any out-of-pocket costs and expenses incurred by the Sellers’ Representative in connection with actions taken by the Sellers’ Representative pursuant to this Section 9.02 or otherwise in connection with this Agreement, including the hiring of legal counsel and the incurring of legal fees and costs, shall be the responsibility of the Seller Parties. Without limiting the generality of the foregoing, the Sellers’ Representative shall have full power and authority to interpret all the terms and provisions of this Agreement, and to consent to any amendment hereof or thereof, on behalf of the Seller Parties and their successors and assigns.

(b)	The Seller Parties have appointed and authorized the Sellers’ Representative exclusive authorized representative, agent and attorney-in-fact of the Seller Parties, with full power to act according to the terms of this Agreement, and in general to do all things and to perform all acts including executing and delivering any agreements, certificates, receipts, instructions, notices or instruments contemplated by or deemed advisable in connection with this Agreement. This power of attorney shall be deemed coupled with an interest and all authority hereby conferred is granted and shall be irrevocable and shall not be terminated or affected by subsequent disability or incapacity of any Seller Party or by any act of any Seller Party or by operation of law, whether such Person’s death or dissolution (unless Sellers’ Representative has actual knowledge of such Person’s death of dissolution), disability, protective supervision or any other event. The Seller Parties hereby waive any and all defenses that may be available to contest, negate or disaffirm the action of the Sellers’ Representative taken in good faith under this Agreement. Notwithstanding the authority granted in this Section 9.02, no agreement, instrument, acknowledgement or other act or document shall be ineffective solely by reason of the Sellers (instead of the Sellers’ Representative) having signed or given the same directly. The Sellers’ Representative shall not be liable to any other Seller Party for any actions taken by him pursuant to this power of attorney except in the case of his willful misconduct.

(c)	The provisions of this Section 9.02 shall in no way impose any obligations on the Purchasers. In particular, notwithstanding any notice received by the Purchasers to the contrary, the Purchasers shall be fully protected in relying upon and shall be entitled to rely upon, and shall have no liability to the Seller Parties or the Sellers’ Representative with respect to actions, decisions or determinations of the Sellers’ Representative. The Purchasers shall be entitled to assume that all actions, decisions and determinations of the Sellers’ Representative are fully authorized.

9.03 Further Assurances. The parties hereto agree to use their respective reasonable efforts (a) to furnish upon request to each other such information, (b) to execute and deliver to each other such other documents, and (c) to do such acts and things, all as the other parties hereto may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement, and effecting the consummation of the Transactions.

9.04 Seller Disclosure Schedules. For the purposes of the Seller Disclosure Schedules, any information, item or other disclosure set forth in any part of the Seller Disclosure Schedules shall be deemed to have been set forth in all other applicable parts of the Seller Disclosure Schedules, as applicable, and disclosed not only in connection with the representation and warranty specifically referenced on a given part of the Seller Disclosure Schedules, as applicable, but for all purposes relating to the representations and warranties set forth in Article III of this Agreement, and shall be deemed to be disclosed and incorporated by reference in any such other part of the Seller Disclosure Schedules, as applicable, as though fully set forth in such part of the Seller Disclosure Schedules, as applicable, for which applicability of such information and disclosure is reasonably apparent on its face, and for the avoidance of doubt, without reading the contents of the documents referred to in order to determine such relevance.

9.05 Severability. If any term or other provision of this Agreement is declared by a court of competent jurisdiction to be invalid, illegal, void or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect and shall be interpreted so as reasonably to effect the intent of the parties hereto. Upon such determination that any term or other provision is invalid, illegal, void or incapable of being enforced, the parties hereto shall negotiate in good faith and use all reasonable efforts to replace such term or other provision with a valid and enforceable provision so as to achieve, to the extent possible, the economic, business and other purposes of such unenforceable term or other provision.

9.06 Entire Agreement. This Agreement (including the documents and instruments referred to in this Agreement) constitutes the entire agreement of the parties hereto and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof and is not intended to confer upon any other Person any rights or remedies hereunder; provided, however, the Purchaser Indemnified Parties and the Seller Indemnified Parties are intended third-party beneficiaries of Article VIII.

9.07 Assignment. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the Sellers’ Representative and the Purchasers, except that the Purchasers may collaterally assign their obligations under this Agreement to the benefit of the lender or lenders providing the financing for the Transactions (or any direct or indirect refinancing thereof); provided, however, that no such assignment shall relieve the Purchasers of their respective obligations under this Agreement.

9.08 Parties in Interest. Except as provided in Section 9.06 and Section 9.07, this Agreement shall be binding upon, inure solely to the benefit of, and be enforceable solely by each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.09 Governing Law; Venue. This Agreement and any claim, controversy or dispute arising under or related to this Agreement or the relationship of the parties hereto shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to any choice of law or conflict of law rules or provisions (whether of such state or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. The parties hereto hereby irrevocably (i) submit to the exclusive jurisdiction and venue of the courts of the State of Delaware located in the County of New Castle (or, in the case of any claim as to which the federal courts have exclusive subject matter jurisdiction, the Federal court of the United States of America sitting in the State of Delaware), in any action arising out of or relating to this Agreement and any documents contemplated hereby, (ii) agree that all claims in respect of such action may be heard and determined in such courts, (iii) agree not to object to venue in such courts or to claim that such forum is inconvenient or improper, and (iii) agree that notice or the service of process in any Proceeding shall be properly served or delivered if delivered in the manner contemplated by Section 9.01 hereof.

9.10 Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to preliminary and permanent injunctive relief and decrees of specific performance to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. Except as otherwise set forth herein, all rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available under applicable Law.

9.11 Amendments. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Purchasers and the Sellers’ Representative.

9.12 Counterparts. This Agreement may be executed in two or more counterparts and by exchange of original, facsimile or portable document format (.pdf) signature pages, all of which shall be considered one and the same agreement and shall become effective when counterparts of such signature pages have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that each party need not sign the same counterpart signature page.

9.13 Interpretation. Unless expressly provided for elsewhere in this Agreement, this Agreement shall be interpreted in accordance with the following provisions:

(a)	The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b)	When a reference is made in this Agreement to Articles, Sections, Exhibits or Seller Disclosure Schedules, such reference will be to an Article or Section of or Exhibit or Seller Disclosure Schedule to this Agreement unless otherwise indicated.

(c)	All Exhibits hereto and the Seller Disclosure Schedules, shall be deemed part of this Agreement and included in any reference to this Agreement.

(d)	A reference to any party to this Agreement or another agreement or document includes such party’s permitted successors and assigns.

(e)	A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it.

(f)	The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(g)	Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.”

(h)	“Shall” and “will” have equal force and effect.

(i)	Unless the context otherwise requires (i) “or” will have the inclusive meaning represented by the phrase “and/or”, (ii) words in the singular include the plural and vice versa, (iii) the use in this Agreement of a pronoun in reference to a party hereto includes the masculine, feminine or neuter, as the context may require, (iv) references to $ refer to U.S. dollars, (v) terms used herein that are defined in ASPE have the meanings ascribed to them therein, and (vi) the phrase “made available to the Purchasers” means that the specified documents and materials have been made available to the Purchasers in the virtual data room created for the purposes of this Agreement and the Transactions, and that such documents and materials were present in such virtual data room in their originally posted form from their respective date of posting (which shall be no later than five (5) Business Days prior to the Closing Date) through the Closing Date.

(j)	If a word or phrase is defined, its other grammatical forms have a corresponding meaning.

(k)	No action shall be required of the parties hereto except on a Business Day and in the event an action is required on a day which is not a Business Day, such action shall be required to be performed on the next succeeding day which is a Business Day.

(l)	All references to “day” or “days” shall mean calendar days unless specified as a “Business Day.”

(m)	Time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the time period commences and including the day on which the time period ends and by extending the period to the next Business Day following if the last day of the time period is not a Business Day.

(n)	No provision of this Agreement will be interpreted in favor of, or against, any of the parties to this Agreement by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof, and no rule of strict construction will be applied against any party hereto.

(o)	This Agreement will not be interpreted or construed to require either party to take any action, or fail to take any action, if to do so would violate any applicable Law.

(p)	A reference to any agreement or document (including without limitation a reference to this Agreement) is to the agreement or document as amended, restated, supplemented, or otherwise modified, except to the extent prohibited by this Agreement or such other agreement or document, or clearly provided to the contrary herein or therein (such as in the case of the representations and warranties herein).

9.14 Jury Trial Waiver. THE PARTIES HERETO HEREBY ACKNOWLEDGE AND AGREE THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OF THE DOCUMENTS CONTEMPLATED BY THIS AGREEMENT OR THE TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES HERETO CERTIFY AND ACKNOWLEDGE THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 9.14.

9.15 Guaranty. Hi-Crush, to induce the Sellers to enter into this Agreement, hereby absolutely, unconditionally and irrevocably guarantees the full and prompt payment and performance when due of any and all of each Purchaser’s obligations, covenants, agreements and other liabilities under this Agreement and, for certainty, shall use commercially reasonable efforts to take, or cause to be taken, all actions to cause the condition set forth in Section 6.02(f) to be satisfied. Hi-Crush acknowledges and agrees that the Sellers refuse to enter into this Agreement or to consummate the Transactions unless Hi-Crush provides this guaranty and that Hi-Crush will benefit personally from the Sellers entering into this Agreement and consummating the Transactions.

[Remainder of page intentionally left blank. Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

PURCHASERS:

HI-CRUSH CANADA INC.

By:	/s/ Robert E. Rasmus
Name: Robert E. Rasmus
Title: Chief Executive Officer

HI-CRUSH CANADA DISTRIBUTION CORP.

By:	/s/ Robert E. Rasmus
Name: Robert E. Rasmus
Title: Chief Executive Officer

SOLELY FOR THE LIMITED PURPOSES SET FORTH IN SECTION 9.15:

HI-CRUSH PARTNERS LP

By:	/s/ Robert E. Rasmus
Name: Robert E. Rasmus
Title: Chief Executive Officer

Signature Page to Purchase and Sale Agreement

SELLERS:

THE HENRY AND GLORIA FRIESEN FAMILY TRUST (2013)

/s/ Sophia Schroder	By: /s/ Henry Friesen
Witness as to Henry Friesen	Trustee: Henry Friesen

/s/ Sophia Schroder	/s/ Tyler Friesen
Witness as to Tyler Friesen	TYLER FRIESEN

/s/ Sophia Schroder	/s/ Mavis Doell
Witness as to Mavis Doell	MAVIS DOELL

/s/ Sophia Schroder	/s/ Tracy Friesen
Witness as to Tracy Friesen	TRACY FRIESEN

/s/ Sophia Schroder	/s/ Henry Friesen
Witness as to Henry Friesen	HENRY FRIESEN

/s/ Sophia Schroder	/s/ Gloria Friesen
Witness as to Gloria Friesen	GLORIA FRIESEN

/s/ Sophia Schroder	/s/ Jonathan Doell
Witness as to Jonathan Doell	JONATHAN DOELL

SELLERS’ REPRESENTATIVE:

/s/ Sophia Schroder	/s/ Jonathan Doell
Witness as to Jonathan Doell	JONATHAN DOELL

Signature Page to Purchase and Sale Agreement

COMPANIES:

FB INDUSTRIES INC.

By:	/s/ Henry Friesen
Name: Henry Friesen
Title: President

6446508 MANITOBA INC.

By:	/s/ Henry Friesen
Name: Henry Friesen
Title: President

Signature Page to Purchase and Sale Agreement